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                                                   EXHIBIT 10.4.1

 SECOND AMENDED AND RESTATED MASTER LOAN RESTRUCTURING AGREEMENT


     SECOND AMENDED AND RESTATED MASTER LOAN RESTRUCTURING AGREEMENT, dated as of March 31, 1995 (the "Effective Date"), among ATWOOD DEEP SEAS, LTD. (formerly known as DIAMOND M DEEP SEAS, LTD.), a Texas limited partnership (the "Partnership"), Texas Commerce Bank, National Association ("TCB"),CoMac Partners ("CoMac") and Chemical Bank ("Chemical"; collectively with TCB and CoMac, referred to as the "Banks") and Chemical Bank, as agent (in such capacity, the "Agent").


                      W I T N E S S E T H :


     WHEREAS, in April 1988, the Partnership, the banks parties thereto and the Agent entered into the Master Loan Restructuring
Agreement, (the "Original Credit Agreement"), pursuant to which the obligations of the Partnership were restructured; and

     WHEREAS, in 1990, Diamond M Drilling Company (formerly known as Diamond M Company) ("DMC") sold 100% of the capital stock of Diamond M Hunter Company and Diamond M Falcon Company to Atwood
Oceanics, Inc. ("Atwood"); and

     WHEREAS, simultaneous with or shortly after such sale, Diamond M Hunter Company changed its name to Atwood Hunter Co.
and Diamond M Falcon Company changed its name to Atwood Falcon
Co.; and

     WHEREAS, in connection with such sale, Atwood assumed all of DMC's liability under certain documents executed in connection with the Original Credit Agreement; and

     WHEREAS, effective as of November 12, 1992, the Partnership, the Agent, the Banks and Atwood (in its prior capacity as a Bank thereunder) entered into that certain Amended and Restated Master Loan Restructuring Agreement (the Original Credit Agreement as so amended and restated and as amended through the date hereof, the "Existing Credit Agreement"); and

     WHEREAS, effective as of December 31, 1994, Atwood Oceanics
Drilling Company purchased the fifty percent (50%) limited partnership interest in the Partnership from Philadelphia
Drilling Company, and Philadelphia Drilling Company sold such interest (the "Sale"); and

     WHEREAS, in connection with the transfer of such interest, Atwood Oceanics Drilling Company and Atwood assumed the obligations of Philadelphia Drilling Company, Philadelphia Investment Corporation of Delaware, arising under the Existing Assumed Documents (as defined in subsection 1.1 herein); and
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     WHEREAS, due to the Sale and the resulting assignment to and assumption by Atwood Oceanics Drilling Company and Atwood of the rights and obligations of Philadelphia Drilling Company and Philadelphia Investment Corporation of Delaware as indicated above, certain documents are no longer required (herein referred to as the Terminated Documents, as defined in subsection 1.1);
and

     WHEREAS, the partners in the Partnership have requested that the Banks and the Agent amend and restate the Existing Credit
Agreement and the other documents executed in connection therewith to reflect certain requested amendments resulting from the Sale, as well as to incorporate in one document past amendments and related transactions; and

     WHEREAS, the Agent and the Banks are willing to do so on the terms and subject to the conditions set forth herein and in the other Restructuring Documents (as defined in subsection 1.1);

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:


     SECTION 1. DEFINITIONS

     1.1 Defined Terms. As used herein, the following capitalized terms shall have the following meanings, unless the context otherwise requires:

          "Acceptable Drilling Contract" shall mean a Drilling Contract which shall be in conformity with industry standards, in effect on the date of execution thereof, for "day rate" drilling contracts (including such day rate contracts coupled with a depth, footage or performance premium, so long as such premium is not based on a "turn key" or substantially equivalent arrangement); provided that, the Partnership shall from time to time, upon the request of the Agent, demonstrate to the Agent that the party responsible for making payments to the Partnership under any Drilling Contract has the financial ability to make the payments required under such Drilling Contract in accordance with the terms thereof.

          "Affiliate" shall mean, as to any Person, any other
     Person having control of, controlled by, or under common control with, such first Person.

          "Affiliate Note" shall have the meaning assigned to such term in subsection 4.2(c).

          "Agent" shall have the meaning assigned to it in the
     Preamble.
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                              PAGE 3

          "Agreement" shall mean this Second Amended and Restated
     Master Loan Restructuring Agreement, as amended, supplemented or otherwise modified from time to time.

          "AHC" shall mean Atwood Hunter Co., a Delaware corporation and wholly owned subsidiary of Atwood.

          "Alternate Base Rate" shall mean for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced); "Base CD Rate" shall mean the sum of
     (a) the product of (i) the Three-Month Secondary CD Rate and
     (ii) a fraction, the numerator of which is one and the denominator of which is the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the "Board") through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof,
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                              PAGE 4

     the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "Alternate Base Rate Loans" shall mean any portion of the Term Loan at such time as it is being maintained at a rate of interest based upon the Alternate Base Rate.

          "AODC" shall mean Atwood Oceanics Drilling Company, a
     Texas corporation and wholly owned subsidiary of Atwood.

          "Applicable Law" shall mean, as to any Bank or any Transferee, the law in effect from time to time and applicable to such Bank or such Transferee and the transactions contemplated hereby and to the Term Note held by such Bank which lawfully permits the charging and collection by such Bank or such Transferee of the highest permissible lawful, non-usurious rate of interest in connection with the transactions contemplated hereby and the Term Notes. To the extent the laws of the State of Texas are applicable to any Bank or any Transferee, it is intended that Tex. Rev. Civ. Stat. Ann. 5069-1.04 (Vernon 1987) shall be included in such laws in determining Applicable Law with respect to such Bank or such Transferee, except that if at any time the laws of the United States of America permit such Bank or Transferee to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of Texas (whether such federal laws directly so provide or refer to the law of the state where such Bank or Transferee is located), then such federal laws shall to such extent govern as to the rate of interest which such Bank or Transferee is allowed to contract for, take, reserve, charge or receive under its Term Note and this Agreement.

          "Assumption Agreement" shall mean that certain Assignment, Assumption and Termination Agreement dated as of December 31, 1994 between Atwood, AODC, AHC, AFC, EOI, the Partnership, Atwood Falcon I, Ltd., Philadelphia Investment Corporation of Delaware, Philadelphia Drilling Company and Philadelphia Falcon Drilling Corporation.

          "Atwood" shall mean Atwood Oceanics, Inc., a Texas corporation.

          "Atwood Acknowledgement" shall mean the Atwood
     Acknowledgement and Consent, substantially in the form of
     Exhibit W as amended, supplemented or modified from time to time.
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                              PAGE 5

          "Atwood Security Documents" shall mean the collective reference to the AOI Mortgage and the AOI Security Agreement as such terms are defined in the Funding Agreement.

          "Balloon Payment" shall have the meaning assigned to such term in subsection 3.1(b).

          "Banks" shall have the meaning assigned to such term in the preamble to this Agreement.

          "Bankruptcy Code" shall mean the United States
     Bankruptcy Code, 11 U.S.C. 101 et seq., as in effect from time to time.

          "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required by law to close.

          "Cash Equivalents" shall mean (i) direct obligations of, or obligations guaranteed by, the United States or any agency thereof having maturities of not more than one year from the date of acquisition, (ii) commercial paper issued by an issuer rated P2 or A2 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation and (iii) time deposits with, including certificates of deposit, repurchase agreements or bankers' acceptances issued by, any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus aggregating at least $50,000,000.

          "Cash Operating Expenses" for any period shall mean the sum of the following items actually paid during such period:
     Direct Costs, workers' compensation costs, mobilization costs, capital expenditures permitted hereunder, costs of maintaining shore-based field offices and support services maintained exclusively with and for the benefit of the Hunter or Eagle Vessels and allocated in accordance with the Management Agreements and taxes and other operating costs incurred in the normal course of business. Cash Operating Expenses shall in no event include Gross Overhead.

          "C/D Assessment Rate": for any day, the net annual assessment rate (rounded upward to the nearest 1/100th of 1%) determined by the Agent to be payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in dollars at offices of the Agent in the United States.

          "C/D Reserve Percentage": for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of new non-personal time deposits in
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                              PAGE 6

     dollars in New York City having a maturity of 90 days and in an amount of $100,000 or more.

          "Chemical Rate" shall mean the Alternate Base Rate.

          "Closing" shall have the meaning assigned to such term in subsection 7.1.

          "CoMac" shall have the meaning assigned to such term in the Preamble.

          "Commonly Controlled Entity" shall mean an entity whether or not incorporated, which is under common control with the Partnership within the meaning of Section 4001 of ERISA.

          "Contingent Obligation" shall mean as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

          "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          "Default" shall mean any of the events specified in subsection 10.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Direct Costs" for any period shall mean the sum of the
     following expenses incurred and actually paid by the
     Partnership during such period:  labor and burden, supplies, purchases of materials for inventory, travel, freight,
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                              PAGE 7

     catering, fuel, costs associated with work and crew boats, insurance costs of the Partnership.

          "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

          "Drilling Contract" shall mean any contract engaging the utilization of a Vessel in contract drilling for third parties under a lease, charter, sub-contract or service arrangement.

          "Eagle Mortgage" shall mean the Existing Eagle Mortgage as amended by the Eagle Mortgage Amendment, as the same may be amended, supplemented or otherwise modified from time to time.

          "Eagle Mortgage Amendment" shall mean the Amendment to the Eagle Mortgage, substantially in the form of Exhibit
     C-1.

          "Eagle Vessel" shall mean that certain semi-submersible offshore drilling unit named the "Eagle" (formerly known as the "Diamond M Eagle"), Official Number 649432.

          "Effective Date" shall have the meaning assigned to such term in the Preamble.

          "Effective Date Certificate" shall mean a certificate of a Responsible Officer of the Partnership, substantially in the form of Exhibit F.

          "Environmental Laws" shall mean any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including, without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

          "EOI" shall mean Eagle Oceanics, Inc., a Texas corporation and wholly owned subsidiary of Atwood.

          "ERISA" shall mean the Employee Retirement Income
     Security Act of 1974, as amended from time to time.

          "Eurodollar Loans" shall mean any portion of the Term
     Loans at such time as they are being maintained at a rate of interest based upon a Eurodollar Rate.

          "Eurodollar Rate" shall mean, with respect to each Interest Period for the Eurodollar Loans, the rate per annum equal to the quotient of (a) (i) with respect to Interest Periods having a maturity of less than 12 months, the rate at which the Agent is offered Dollar deposits by banks two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market for delivery on the first day of such Interest Period for a number of days comparable to the duration of such Interest Period and in an amount comparable to the amount of the Eurodollar Loan to be outstanding during such Interest Period, and (ii) with respect to Interest Periods of 12 or 24 months, the highest of the rates quoted to the Agent as the rate at which each Bank is offered Dollar deposits by banks two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market for delivery on the first day of such Interest Period for a number of days comparable to the duration of such Interest Period and in an amount comparable to the amount of the Eurodollar Loan to be maintained by such Bank, to be outstanding during such Interest Period, divided by (b) a number equal to 1.00 minus the rate (expressed as a decimal fraction) of reserve requirement applicable on the date two Working Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System (such Eurodollar Rate to be rounded upwards, if necessary, to the next higher 1/100 of one percent).

          "Eurodollar Tranche" shall be the collective reference to Eurodollar Loans having the same Interest Period (whether or not originally made on the same day).

          "Event of Default" shall mean any of the events specified in subsection 10.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

          "Excess Cash" shall mean for any Fiscal Quarter, an amount equal to the difference between (i) the sum of (x) Gross Cash Receipts for such Fiscal Quarter plus (y) the aggregate principal amount of Temporary Working Capital Loans made during such Fiscal Quarter minus (ii) the sum of
     (x) the Cash Operating Expenses of the Partnership actually paid during such Fiscal Quarter plus (y) the amount of principal and interest payments actually or scheduled to be paid to the Banks by the Partnership during such Fiscal Quarter, other than any payments made pursuant to subsection
     4.2 hereof.

          "Existing Assumed Documents" shall mean the collective
     reference to the documents and agreements as listed on
     Schedule 11 hereto which have been assumed as of
     December 31, 1994 pursuant to the Assumption Agreement.
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                              PAGE 9

          "Existing Collateral Documents" shall be the collective reference to the mortgages, security agreements and the like pursuant to which the Partnership granted collateral security for its obligations under the Existing Credit Agreement and related documents, as listed on Schedule 1 hereto.

          "Existing Credit Agreement" shall have the meaning assigned to such term in the fifth WHEREAS clause.

          "Existing Documents" shall be the collective reference to the Existing Credit Agreement and the Existing Collateral
     Documents.

          "Existing Eagle Mortgage" shall mean the First Preferred Ship Mortgage, made and dated August 4, 1982, by Diamond M Eagle, Ltd., a predecessor in interest to the Partnership, to Chemical, as amended by the First Amendment thereto dated April 26, 1988, and Amendment No. 2 to First Preferred Ship Mortgage dated November 12, 1992.

          "Existing Hunter Mortgage" shall mean the First Preferred Ship Mortgage, made and dated December 29, 1981, by Diamond M Hunter, Ltd., a predecessor in interest to the Partnership, to Chemical, as amended by the First Amendment thereto dated April 26, 1988, and Amendment No. 2 to First Preferred Ship Mortgage dated November 12, 1992.

          "Existing Intercreditor Agreement" shall mean the Amended and Restated Intercreditor and Subordination Agreement dated as of November 12, 1992 among the Agent, Atwood and Philadelphia Investment Corporation of Delaware in the capacities therein indicated.

          "Existing Letter Agreement" shall mean the Letter
     Agreement dated as of November 12, 1992 in the form of the document attached as Exhibit J to the Existing Credit
     Agreement.

          "Existing Liens" shall be the collective reference to the Liens granted to Chemical by the Partnership pursuant to the Existing Collateral Documents.


          "Existing Restructure Security Agreement" shall mean the Amended and Restated Restructure Security Agreement dated as of November 12, 1992 between the Partnership and the Agent.

          "Existing Subordination Agreement" shall mean the
     Amended and Restated Subordination Agreement dated November
     12, 1992 among Atwood, the Agent, the Partnership and
     Philadelphia Investment Corporation of Delaware.
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                             PAGE 10

          "Existing Term Notes" shall be the collective reference to the Term Notes referred to in, and defined under, the Existing Credit Agreement.

          "Existing Trust Indenture" shall mean the Amended and Restated Trust Indenture dated November 12, 1992 between the
     Partnership and Chemical.

          "Fiscal Quarter" shall mean each period beginning on January 1, April 1, July 1 and October 1 (each, a
     "Commencement Date") and ending on the day before the immediately following Commencement Date.

          "Fiscal Year" shall mean the 12-month period ending on September 30 of each year. Any designation of a particular
     Fiscal Year by reference to a calendar year shall mean the Fiscal Year ending during such calendar year.

          "Foreign Operating Accounts" shall be the collective reference to the operating accounts of the Partnership maintained with banks located in jurisdictions other than the United States of America or any political subdivision thereof.

          "Funding Agreement" shall mean the Third Amended and Restated Funding Agreement, dated as of the date hereof, among Atwood, the Partnership, and the Partners, as amended, supplemented or otherwise modified from time to time.

          "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time and applicable to the Partnership.

          "General Partner" shall mean, at any time, the general partner of the Partnership, at such time, which, as of the Effective Date, is AHC.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Gross Cash Receipts" shall mean for any period, the total cash receipts actually received by the Partnership during such period, whether from operation of the Vessels under Drilling Contracts, ancillary services such as catering revenues, interest income from Cash Equivalents and other income items yielding cash such as proceeds from equipment sales or scrap Proceeds; provided that, Gross Cash Receipts shall not include the proceeds of any loans, capital contributions or other extensions of credit made by the Partners or Atwood to the Partnership to the extent permitted hereunder.
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                             PAGE 11

          "Gross Overhead" shall mean the sum of the following items, whether directly or indirectly incurred by, or allocated to, the Partnership: any general and administrative expenses, including, without limitation, personnel costs, such as salaries, benefit payments (including cash charges made in connection with employee incentive programs); insurance premiums; occupancy costs such as rent payments, property taxes, utilities, etc.; and other shore-based office and support services; provided that, Gross Overhead shall not include (a) costs of maintaining shore-based field office(s) and support services maintained exclusively in connection with, and for the benefit of, the Hunter Vessel or Eagle Vessel and allocated in accordance with the Management Agreements and (b) fees and expenses associated with the negotiation, preparation, execution and delivery of the Restructuring Documents or the Partnership Documents.

          "Hazardous Materials" shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

          "Hunter Mortgage" shall mean the Existing Hunter
     Mortgage as amended by the Hunter Mortgage Amendment, as the same may be amended, supplemented or otherwise modified from time to time.

          "Hunter Mortgage Amendment" shall mean the Amendment to the Hunter Mortgage, substantially in the form of Exhibit C-
     2, as amended, supplemented or otherwise modified from time to time.

          "Hunter Vessel" shall mean that certain semi-submersible offshore drilling unit named the "Hunter"
     (formerly known as the Diamond M Hunter), Official Number
     642738.

          "Indebtedness" of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, as obligor, (b) obligations of such Person under any lease of property, the obligations under which are or in accordance with GAAP should be capitalized on a balance sheet of the Partnership, (c) obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person, and (d) trade accounts payable.

          "Intercreditor Agreement" shall mean the Second Amended
     and Restated Intercreditor and Subordination Agreement,
     dated as of the date hereof, substantially in the form of
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                             PAGE 12

     Exhibit K hereto, as amended, supplemented or otherwise modified from time to time.

          "Interest Period" shall mean, with respect to the Eurodollar Loans: (a) initially, if any of the loans under the Existing Credit Agreement were Eurodollar Loans on the Effective Date, the period commencing on the Effective Date and ending on the last day of Interest Period under the Existing Credit Agreement with respect to such Eurodollar Loans; and (b) thereafter, each period commencing on, as the case may be, the last day of the next preceding Interest Period applicable to such Eurodollar Loans or the conversion date applicable to such Eurodollar Loans and ending three, six, twelve (if available) or twenty-four (if available) months thereafter, as selected by the Partnership in its notice of continuation as provided in subsection 3.3 or its notice of conversion as provided in subsection 3.3, as the case may be; provided that (A) if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day; (B) any Interest Period that would otherwise extend beyond the date of final payment of the Eurodollar Loans shall end on such date; (C) if the Partnership shall fail to give a notice of continuation as provided in subsection 3.3, the Partnership shall be deemed to have elected to continue all of the Eurodollar Loans as such and to have selected an Interest Period of three months with respect thereto; and (D) any Interest Period that begins on the last Working Day of a calendar month, or on a day for which there is no numerically corresponding day in the last calendar month in such Interest Period, shall end on the last Working Day of the last calendar month in such Interest Period. For purposes of determining the availability of Interest Periods in respect of Eurodollar Loans, such Interest Periods shall be deemed available if
     (a) each Bank quotes a rate to the Agent as provided in clause (a)(ii) of the definition of Eurodollar Rate and (b) none of the Banks shall have determined that the Eurodollar Rate determined by the Agent on the basis of such quotes will not adequately and fairly reflect the cost to such Bank of maintaining or funding its loans at the Eurodollar Rate for such Interest Period. If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the Partnership shall be deemed to have requested an Interest Period of three months.

          "Letter Agreement" shall mean the 1995 Letter
     Agreement, dated as of the date hereof, substantially in the form of Exhibit J hereto, as amended, supplemented or
     otherwise modified from time to time.
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                             PAGE 13

          "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

          "Limited Partners" shall mean, at any time, the limited partners of the Partnership at such time, which, as of the Effective Date, are EOI and AODC.

          "Local Operating Account" shall mean each deposit account of the Partnership maintained in the United States or any political subdivision thereof in connection with payroll and other local petty cash needs.

          "Management Agreements" shall mean the collective reference to (i) the two Second Amended and Restated Rig Management Agreements, dated as of December 31, 1994, between the Partnership and Atwood, as amended, supplemented or modified from time to time, and any replacement(s) therefor, and (ii) any other rig management agreements relating to the operation of either or both of the Vessels.

          "Management Fees" shall have the meaning assigned to it in the Management Agreements.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Partnership,
     (b) the ability of the Partnership to perform its obligations under this Agreement or the Term Notes, or (c) the validity or enforceability of this Agreement or any of the Term Notes or any of the other Restructuring Documents or the rights or remedies of the Agent or the Banks hereunder or thereunder.

          "Maximum Rate" shall mean the maximum lawful non-usurious rate of interest (if any) which, under any law in effect and applicable to any Bank, is permitted to be charged by such Bank to the Partnership on the transactions evidenced by this Agreement and the Term Notes from time to time in effect, including changes in such Maximum Rate attributable to changes under such law which permit a greater rate of interest to be contracted for, charged, collected, received or taken as of the effective dates of such respective changes.

          "Minimum Payment" for any Fiscal Quarter shall mean the product of (a) the difference between (i) Gross Cash

     Receipts for such Fiscal Quarter minus (ii) the sum of (x) Cash Operating Expenses of the Partnership actually paid during such Fiscal Quarter plus (y) the amount of principal and interest payments actually or scheduled to be paid to the Banks by the Partnership during such Fiscal Quarter, other than any payments made or scheduled to be made pursuant to subsection 4.2 hereof multiplied by (b) 25%; provided, however, that in no event shall the Minimum Payment be a number which is less than zero.

          "Mortgage Amendments" shall be the collective reference to the Hunter Mortgage Amendment and the Eagle Mortgage
     Amendment.

          "Mortgages" shall be the collective reference to the
     (i) Eagle Mortgage and (ii) Hunter Mortgage.

          "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Non-Qualified Transferee" shall mean any Person which is not a Qualified Transferee.

          "Other Agreement" shall have the meaning assigned to such term in subsection 13.10.

          "Partner Mortgage Amendment" shall mean that certain
     Amendment No. 2 to Preferred Fleet Mortgage on the Hunter
     Vessel and the Eagle Vessel of even date herewith executed by the Partnership in favor of Atwood.

          "Partner Mortgages" shall mean the collective reference to each Atwood Security Document that constitutes a preferred mortgage on a Vessel.

          "Partners" shall be the collective reference to the General Partner and the Limited Partners.

          "Partnership" shall have the meaning assigned to such term in the preamble to this Agreement.

          "Partnership Account" shall mean the account maintained by and in the name of the Partnership as shall be identified from time to time by the Partnership to the Agent as the Partnership Account.

          "Partnership Account Setoff Letter" shall mean the Partnership Account Setoff Letter, between Chemical and the Partnership, substantially in the form of Exhibit O, as amended, supplemented or otherwise modified from time to time.

          "Partnership Advance Note" shall mean a Partnership
     Advance Note, as defined in the Funding Agreement.

          "Partnership Agreement" shall mean the Fourth Amended and Restated Agreement of Limited Partnership between the General Partner and the Limited Partners, dated as of the date hereof, as the same may be amended, supplemented or otherwise modified from time to time.

          "Partnership Documents" shall mean each of the agreements, instruments and documents listed on Schedule 2 hereto.

          "Partnership Group" shall have the meaning assigned to such term in subsection 12.3.

          "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental
     Authority or other entity of whatever nature.

          "Plan" shall mean at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Partnership or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Pro Rata Percentage" shall mean, at any time, for each Bank, the percentage equivalent of a fraction, the numerator of which is the then outstanding principal of such Bank's Term Note and the denominator of which is the aggregate then outstanding principal amount of all of the Term Notes.

          "Purchase Agreement" shall mean that certain Purchase and Sale Agreement dated as of December 31, 1994 between Atwood, AODC, AHC, AFC, EOI, the Partnership, Atwood Falcon I, Ltd., Philadelphia Investment Corporation of Delaware, Philadelphia Drilling Company and Philadelphia Falcon Drilling Corporation.

          "Qualified Account" shall mean an account maintained by and in the name of the Partnership in which the Banks shall have been granted a Lien and either (a) is maintained at one of the Banks or (b) with respect to which the Banks shall have received a Transfer Notice.

          "Qualified Transferee" shall mean any of the following which shall have satisfied the requirements of subsection
     13.6(b):

                (a) a bank organized under the laws of the United States or any state thereof and having (x) a rating by Keefe, Bruyette & Woods or any successor thereof no less than the rating given by such institution to Chemical and in effect on the Effective Date and (y) capital and surplus aggregating at least $250,000,000; or

                (b)      any Affiliate of Chemical, CoMac or TCB;
          or

                (c)      any other financial institution,
          investment fund or other Person as Chemical shall, after soliciting the views of the Partnership and giving due consideration thereto, designate as a "Qualified Transferee", which designation shall not, upon a request therefore, be unreasonably withheld.

          "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg.
     2615.

          "Required Banks" shall mean

                 (i)  for purposes of amending, modifying and
          waiving subsections 8.1, 8.2, 8.3, 8.5, 8.6(b) through 8.6(g), 8.10, 9.9, 9.10, 9.11, 9.12, or 9.14, Banks having an aggregate Pro Rata Percentage not less than 51%;

                (ii)  for any other purpose, Banks having an
          aggregate Pro Rata Percentage no less than 70%, provided, that, if, after the Effective Date, each of two (2) Banks (other than Chemical) or Qualified Transferees transfers to any Non-Qualified Transferee such Bank's or Transferee's right to vote under this Agreement, the Mortgages or any other Restructuring Document, whether in connection with an assignment or participation of such Bank's or Transferee's interest in the Term Notes (or the indebtedness evidenced by the Term Notes) or otherwise, then, for purposes of this clause (ii) only, Chemical shall be deemed to have acquired such Bank's or Transferee's, as the case may be Pro Rata Percentage; and

               (iii) Notwithstanding anything to the contrary contained herein, if any of the following parties have acquired any Term Note or a beneficial interest therein, the vote of such party shall not be considered for purposes of determining Required Banks: Atwood, Helmerich & Payne, Inc., the Partnership or any Affiliate of the foregoing. For purposes of the definition of Required Banks, the Pro Rata Percentages of the Banks shall not be adjusted to take into account that any of the above parties is at such time a Bank or that any of such party's vote shall not be considered for purposes of Required Banks.

          "Requirement of Law" shall mean as to any Person, the partnership agreement, certificate of incorporation, by-laws or other organizational or governing documents of such

     Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other
     Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Restructure Pledge Agreement" shall mean the Restructure Pledge Agreement, between the Agent and the Partnership, substantially in the form of Exhibit Q, as amended, supplemented or otherwise modified from time to time.

          "Restructure Security Agreement" shall mean the Second Amended and Restated Restructure Security Agreement, dated as of the Effective Date substantially in the form of Exhibit B, as amended, supplemented or otherwise modified from time to time.

          "Restructuring Documents" shall be the collective reference to this Agreement, the Term Notes, the Subordination Agreement, the Security Documents, the Letter
     Agreement, the Management Agreements, and the Funding
     Agreement.

          "Sale" shall have the meaning assigned to such term in the sixth "WHEREAS" clause of this Agreement.

          "Security Agreement Supplements" shall mean a Security
     Agreement Supplement substantially in the form of Exhibit B to the Restructure Security Agreement.

          "Security Documents" shall be the collective reference to the Restructure Security Agreement, the Intercreditor
     Agreement, the Mortgage Amendments, the Trust Indenture and any Transfer Notices delivered to the Agent.

          "Senior Indebtedness" shall have the meaning assigned to such term in the Subordination Agreement.

          "Setoff Limitation Agreement" shall mean the Setoff
     Limitation Agreement, between the Agent, the Partnership and Atwood, substantially in the form of Exhibit S, as amended, supplemented or otherwise modified from time to time.

          "Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Subordinated Indebtedness" shall have the meaning assigned to such term in the Subordination Agreement.

          "Subordination Agreement" shall mean the Second Amended and Restated Subordination Agreement, dated as of the Effective Date, substantially in the form of Exhibit G, as amended, supplemented or otherwise modified from time to time.

          "Subsidiary" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Partnership.

          "TCB" shall have the meaning assigned to such term in the Preamble.

          "Temporary Working Capital Loans" shall be the collective reference to the loans made by Atwood to the Partnership pursuant to subsection 2.5 of the Funding
     Agreement and evidenced by Temporary Working Capital Notes.

          "Temporary Working Capital Note" shall mean a Temporary
     Working Capital Note, as defined in the Funding Agreement.

          "Term Loans" shall mean the term loans made by the Banks to the Partnership evidenced by the Term Notes, which term loans are the loans made by the Banks (as defined herein) to the Partnership under the Existing Credit Agreement and evidenced by the Existing Term Notes in favor of the Banks (as defined herein). Although Atwood acted in the capacity as a "Bank" under the Existing Credit Agreement as evidenced by the Existing Term Note in favor of Atwood, as of the date hereof, Atwood has contributed the Existing Term Note in its favor through AHC, AODC and EOI to the Partnership which has cancelled such Term Note as of the Effective Date.

          "Term Notes" shall have the meaning assigned to such term in subsection 3.1(b).

          "Terminated Documents" shall mean the collective reference to the documents and agreements as listed on
     Schedule 10 hereto which have been terminated as of either December 31, 1994 or March 31, 1995 as set forth in the Assumption Agreement.

          "Termination Date" shall mean March 31, 1998.

          "Transfer Notices" shall be the collective reference to the Transfer Notices, each substantially in the form of Exhibit A to the Restructure Security Agreement, which have either been previously delivered to the Agent pursuant to the terms of the Existing Credit Agreement or may be required to be executed and delivered from time to time by the Partnership pursuant to the terms of this Agreement.

          "Transferee" shall have the meaning assigned to such term in subsection 13.6(b).

          "TRLPA" shall mean the Texas Revised Limited
     Partnership Act, as in effect on the date hereof.

          "Trust Indenture" shall mean the Second Amended and Restated Trust Indenture, dated as of the Effective Date between the Partnership and Chemical, as Vessel Trustee, substantially in the form of Exhibit H, as amended, supplemented or otherwise modified from time to time.

          "Vessels" shall be the collective reference to the Eagle Vessel and the Hunter Vessel.

          "Working Day" shall mean any day on which dealings in foreign currencies and exchange between banks may be carried on in London, England and in New York, New York.

     1.2 Other Definitional Provisions. (a) All terms defined herein shall have their respective defined meanings when used in the Term Notes or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in the Term Notes, any certificate or other document delivered pursuant hereto, accounting terms relating to the Partnership and its Subsidiaries not defined herein and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under GAAP and which are consistent with those used in the preparation of the financial statements referred to in subsections 6.1(f) and 8.1.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.


     SECTION 2. EXISTING LIENS; INDEBTEDNESS

     2.1 Existing Liens. The Partnership hereby confirms and acknowledges that without the necessity of further action by any party, the Existing Liens (a) are unimpaired and continue to be fully perfected security interests in favor of the Agent and
(b) continue to constitute collateral security for the Partnership's obligations to the Banks under this Agreement, the Term Notes and the other Restructuring Documents.

     2.2 Existing Indebtedness. On and as of the Effective Date, and without the necessity of further action by any party, the Partnership's obligation to pay to the Banks the principal amount of the Term Loans outstanding on and after the Effective Date is hereby acknowledged and confirmed by the Partnership.

     2.3 Existing Documents Superseded. On and as of the Effective Date, (a) (i) the Existing Credit Agreement shall be superseded by this Agreement, (ii) the Existing Trust Indenture shall be superseded by the Trust Indenture, (iii) the Existing Letter Agreement shall be superseded by the Letter Agreement,
(iv) the Existing Intercreditor Agreement shall be superseded by the Intercreditor Agreement, (v) the Existing Subordination Agreement shall be superseded by the Subordination Agreement, and
(vi) the Existing Restructure Security Agreement shall be superseded by the Restructure Security Agreement.

          (b) The Terminated Documents are hereby terminated and/or acknowledged to be terminated, as applicable, and shall be of no further force and effect.

          (c) The Banks acknowledge and consent to the assumption by Atwood and AODC of the Existing Assumed
     Documents.

          (d) Notwithstanding anything to the contrary contained herein, it is not the intention of any of the parties hereto that the amending and restating of the Existing Credit Agreement shall constitute a payment or discharge of such Indebtedness under the Term Notes.

          (e) On the date hereof, the Liens created by the Existing Collateral Documents shall be continued pursuant to the Restructure Security Agreement, the other Security
     Documents and the Mortgages.

     SECTION 3. THE LOANS

     3.1 Term Loans and Term Notes. (a) The Term Loan made by each Bank shall mature in the number of installments having the amounts and dates determined pursuant to subsection 3.1(b), and shall bear interest on the unpaid principal amount thereof from November 12, 1992 until payment or prepayment in full thereof in accordance with subsection 3.2. The Term Loans shall initially be Alternate Base Rate Loans and/or Eurodollar Loans in the same proportions as in effect under the Existing Credit Agreement on the Effective Date and, in the case of Eurodollar Loans, having the same initial Interest Period(s) as in effect on the Effective Date under the Existing Credit Agreement.

          (b) Subject to the provisions of subsection 5.1, the Term Loan made by each Bank shall be evidenced by a promissory note of the Partnership substantially in the form of Exhibit A (collectively, the "Term Notes") and payable to the order of such Bank. Each Term Note shall (i) be dated

     November 12, 1992, (ii) be in the original principal amount of the Term Loan made by each Bank, (iii) be stated to mature in (x) twenty-two (22) consecutive quarterly installments each of which shall be equal to such Bank's Pro Rata Percentage as on the date of each such payment in the amount of $750,000 and each of which shall be payable, on the last day of each March, June, September and December, commencing on the first such day to occur after November 12, 1992 and (y) a final payment in an amount equal to the then outstanding principal amount of the Term Note of such Bank on March 31, 1998 (as to each Bank, its "Balloon Payment"),
     (iv) bear interest for the period from the date thereof until paid in full at the applicable interest rate provided in, and payable as specified in, subsection 3.2, (v) be subject to optional and mandatory prepayment as provided in, and payable as specified in, Section 4, and (vi) be subject to the provisions hereof, including subsection 12.1.

     3.2 Interest. (a) In accordance with subsection 3.3, the Partnership may elect to have all or any part of the principal amount of the Term Loans bear interest as either Eurodollar Loans or Alternate Base Rate Loans. The interest rate applicable to all or any portion of the Term Loan made by any Bank shall be applicable to a Pro Rata Percentage of the Term Loan made by each Bank.

          (b) (i) The Eurodollar Loans shall bear interest on the unpaid principal amount thereof for each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus 3/4 of 1%.

                (ii) The Alternate Base Rate Loans shall bear interest for the period from and including the date thereof until maturity on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate.

          (c) If all or a portion of the principal amount of the Term Loans shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such amount, if Eurodollar Loans, shall be converted to Alternate Base Rate Loans at the end of the last Interest Period therefor for which the Agent shall have determined, on or prior to the date such unpaid principal amount became due, a Eurodollar Rate. Any such overdue principal amount shall bear interest at a rate per annum which is 2% above the rate that would otherwise be applicable pursuant to subsection 3.2(b), from the date of such nonpayment until paid in full (both before and after judgment).

          (d) Interest on the Term Loans shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such date to occur after November 12, 1992, upon prepayment in full or in part thereof, as provided in subsection 4.1(a), and upon final payment in full thereof.

     3.3 Conversion Options; Minimum Amount of Loans. (a) The Partnership may elect from time to time to convert any Term Loans or part thereof from Eurodollar Loans to Alternate Base Rate Loans by giving the Agent at least three Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto. The Partnership may elect from time to time to convert any Term Loans or part thereof from Alternate Base Rate Loans to Eurodollar Loans by giving the Agent at least three Working Days' prior irrevocable notice of such election. All or any part of such outstanding Eurodollar Loans and Alternate Base Rate Loans may, subject to the provisions of subsection 3.2(a), be converted as provided herein, provided that (i) no Term Loan or part thereof may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing, (ii) partial conversions shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, and (iii) any such conversion may only be made if, after giving effect thereto, subsection 3.3(c) shall not have been contravened.

          (b) Any Eurodollar Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Partnership with the notice provisions contained in subsection 3.3(a) which are applicable to the conversion of Loans to Loans of such type; provided, that no Eurodollar Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to an Alternate Base Rate Loan on the last day of the then current Interest Period with respect thereto.

          (c)   All borrowings, conversions, payments,
     prepayments and selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising any Eurodollar Tranche shall not be less than $1,000,000. In no event may there be more than five (5) Eurodollar Tranches outstanding at any one time.


     SECTION 4. PREPAYMENTS; EXCESS CASH

     4.1 Optional Prepayments. (a) The Partnership may on the last day of the relevant Interest Period if the Loans to be prepaid are in whole or in part Eurodollar Loans, or at any time and from time to time if the Loans to be prepaid are Alternate Base Rate Loans, prepay the Term Loans, in whole or in part, without premium or penalty, upon at least four Business Days' irrevocable notice to the Agent specifying (x) the date and amount of prepayment, (y) whether the prepayment is of Eurodollar

Loans or Alternate Base Rate Loans or a combination thereof, and if of a combination thereof, the amount of prepayment allocable to each. If such notice is given, the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Promptly upon receipt of any notice referred to above, the Agent shall inform each Bank. Except as provided in subsection 4.2(b) hereof, partial prepayments of the Term Loans shall be applied to installments of principal thereof in the inverse order of maturity. Partial prepayments shall be in an aggregate principal amount of $100,000, or a whole multiple thereof, and may only be made if, after giving effect thereto, subsection 3.3 shall not have been contravened; provided, however, there shall be no limit on the amount of the prepayment occurring upon the execution of this Agreement as a result of Atwood, in its prior capacity as a Bank under the Existing Credit Agreement, contributing $129,589.63 to the Partnership through AHC, representing its portion of the principal payment made by the Partnership on March 30, 1995 and the Partnership making a prepayment of such amount to the Banks.

          (b) The Partnership may at any time and from time to time, prepay any accrued and unpaid interest on the Term Loans, in whole or in part, without premium or penalty, upon at least four Business Days' irrevocable notice to the Agent specifying the date and amount of prepayment. If such notice is given, the payment amount specified therein shall be due and payable on the date specified therein. Promptly upon receipt of such notice the Agent shall inform each Bank.

     4.2 Excess Cash. (a) Unless the principal of and interest on the Term Loans have been paid in full, on or before the day which is 30 days after the last Business Day of each Fiscal Quarter, the Partnership shall deliver to the Agent a certificate of the General Partner substantially in the form of Schedule 3 which sets forth the General Partner's calculation of Excess Cash for such Fiscal Quarter. The Partnership shall promptly thereafter apply and distribute Excess Cash for a Fiscal Quarter as follows:

     First, to the Agent, on behalf of the Banks, an amount equal to the Minimum Payment; and

     Second, to Atwood to be applied against the outstanding principal of and accrued interest on any Temporary Working Capital Loans made (x) during such Fiscal Quarter or (y) during the preceding three Fiscal Quarters; provided that, upon the occurrence and during the continuance of a Default, amounts otherwise distributable to Atwood pursuant to this clause Second, shall instead be promptly distributed to the Agent, on behalf of the Banks.

     Third, remaining Excess Cash for such Fiscal Quarter shall be divided as follows:
                      (x) until the aggregate principal amount of the Term Loans shall be reduced to $20,000,000, 100% to the Agent, on behalf of the Banks, and (y) after the aggregate principal amount of the Term Loans shall be reduced to $20,000,000, 60% to the Agent on behalf of the Banks and 40% to be retained by the Partnership.

          (b) Excess Cash received by the Agent pursuant to subsection 4.2(a) shall promptly be remitted by the Agent to the Banks based on their respective Pro Rata Percentages. Such payments shall be applied by each Bank to its Term Loan as follows: (i) first, to the extent not previously paid, to pay scheduled principal payment(s) due at the end of the two Fiscal Quarters immediately succeeding the Fiscal Quarter in respect of which such Excess Cash was calculated and (ii) second, after the principal payment(s) referred to in clause (i) above has (have) been paid in full, to the payment of principal outstanding under the Term Loans in the inverse order of maturity of the Term Loans.

          (c) Simultaneous with or after Excess Cash is distributed to the Agent pursuant to subsection 4.2(a), Excess Cash retained by the Partnership pursuant to such subsection may, subject to the below provisos and subsection 4.2(d) hereof, be loaned by the Partnership to Atwood; provided that, prior to making any such loans (i) Atwood shall have executed and delivered a note in favor of the Partnership substantially in the form of Exhibit P hereto to evidence such loans (and all future loans by the Partnership pursuant to this Section 4.2) (each an "Affiliate Note");
     (ii) the Partnership shall have executed in favor of the Agent, for the ratable benefit of the Banks, the Restructure Pledge Agreement, substantially in the form of Exhibit Q hereto, and in connection therewith, shall have pledged and delivered to the Agent the Affiliate Note and taken such other action as shall be necessary or desirable so that the Agent shall have a first-priority Lien on such Affiliate Note; (iii) Atwood shall have granted the Banks a perfected security interest in such collateral as the Banks and Atwood shall then agree, (iv) the Partnership shall have delivered to the Agent executed counterparts by each of the parties thereto (other than the Agent) of (I) the Setoff Limitation Agreement, substantially in the form of Exhibit S hereto, and (II) the Atwood Acknowledgment, substantially in the form of Exhibit W, and (v) the Agent shall be satisfied that each of the documents described above shall have become effective and shall have such opinions of counsel as the Agent shall reasonably request regarding such documents and the Liens granted to the Agent pursuant thereto.

          (d) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuance of a Default, amounts otherwise distributable to Atwood under subsections 4.2(a) and 4.2(c) shall instead be promptly distributed to the Banks to be applied as provided in subsection (b) above.

          (e) For purposes of the calculations to be made pursuant to subsection 4.2(a), the certificates required to be delivered by the Partnership pursuant to such subsection shall constitute prima facie evidence of the information set forth therein.

     4.3 Application. Prepayments applied to the outstanding principal amount of the Term Loans shall be applied first, to the principal amount of Alternate Base Rate Loans, to the extent thereof, and then to Eurodollar Loans (in order of next maturing Interest Periods). All payments of principal of the Term Loans shall be permanent and may not be reborrowed.


     SECTION 5. GENERAL PROVISIONS APPLICABLE TO THE
                RESTRUCTURED OBLIGATIONS

     5.1 Loan Accounts. The Agent shall maintain on its books and records loan accounts setting forth the amounts of principal, interest and other sums paid and payable by the Partnership from time to time hereunder with respect thereto. In case of any dispute, action or proceeding relating to the Term Loans, the entries in such loan accounts shall constitute a rebuttable presumption as to the amount thereof and as to such amounts paid and payable. In case of discrepancy between the entries in the Agent's books and records and the notations made by any Bank on its Term Note or on its books and records, there shall be a rebuttable presumption that the Agent's are correct.

     5.2 Computation of Interest and Fees. (a) Interest in respect of the Term Loans and per annum fees shall be calculated on the basis of a 360 day year, in each case for the actual days elapsed. The Agent shall as soon as practicable (and in any event not less than two Working Days prior to the commencement of the relevant Interest Period) notify the Partnership of each determination of a Eurodollar Rate. Any change in the interest rate on the Term Loans resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced. The Agent shall as soon as practicable notify the Partnership of the effective date and the amount of each such change.

          (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Partnership in the absence of manifest error.

     5.3 Inability to Determine Interest Rate. In the event that the Agent shall have determined (which determination shall be conclusive and binding upon the Partnership) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period, the Agent shall forthwith give telex or facsimile notice of such determination, confirmed in writing, to the Partnership at least one day prior to the last day of the then current Interest Period. If such notice is given
(a) if Alternate Base Rate Loans were requested to have been converted to Eurodollar Loans, such Alternate Base Rate Loans shall instead be continued as Alternate Base Rate Loans and
(b) the outstanding Eurodollar Loans, if any, shall be converted, on the last day of the then current Interest Period with respect thereto, to Alternate Base Rate Loans. Until such notice has been withdrawn by the Agent, the Partnership shall not have the right to convert Alternate Base Rate Loans to Eurodollar Loans. Promptly after the Agent shall once again be able to ascertain the Eurodollar Rate it shall notify the Partnership thereof.

     5.4 Pro Rata Treatment and Payments. Each payment (including prepayments) to be made by the Partnership on account of principal and interest on the Term Loans (other than as provided in the preceding sentence) shall be made to the Agent for the account of the Banks according to their Pro Rata Percentage. All payments (including prepayments) to be made by the Partnership on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to the Agent for the benefit of the appropriate Bank or Banks at the office of the Agent located at 270 Park Avenue, New York,
New York 10017, in lawful money of the United States of America and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. The Agent shall promptly distribute any payments required hereunder to the appropriate Bank or Banks entitled thereto in accordance with this subsection 5.4.

     5.5 Illegality. Notwithstanding any other provisions herein, if any law, rule or regulation or any change therein or in the interpretation or application thereof, shall make it unlawful for any Bank to maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Bank hereunder that its Term Loan may, at the election of the Partnership, bear interest at a rate per annum based on the Eurodollar Rate shall forthwith be suspended until the circumstances causing such suspension no longer exist and (b) such Bank's Eurodollar Rate Loans, if any, shall be converted automatically to Alternate Base Rate Loans at the end of the current Interest Period with respect thereto or at such earlier time as required by law. The Partnership shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this subsection 5.5 including, but not limited to, costs or expenses incurred or which such Bank may sustain by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain its Eurodollar Loans to the Partnership. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by a Bank to the Partnership shall constitute prima facie evidence of the information set forth therein.

     5.6 Requirements of Law. In the event that any law, rule or regulation or any change therein or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

          (i) does or shall subject any Bank to any tax of any kind whatsoever with respect to this Agreement, any Term Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to any Bank of principal, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of such Bank or franchise taxes imposed on it by the jurisdiction under the laws of which such Bank is organized or by the jurisdiction of such Bank's lending office with respect thereto, plus penalties and interest thereon); or

          (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank which are not otherwise included in the determination of the Eurodollar Rate hereunder; or

          (iii) does or shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank of maintaining extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Partnership shall promptly pay such Bank, upon its demand, any additional amounts (based upon a reasonable allocation thereof by such Bank to the transactions contemplated by this Agreement and affected by this subsection 5.6) necessary to compensate such Bank for such additional cost or reduced amount receivable which such Bank deems to be material as determined by such Bank with respect to such Eurodollar Loans. If any Bank becomes entitled to claim any additional amounts pursuant to this subsection 5.6, it shall promptly notify the Partnership of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by such Bank to the Partnership shall constitute prima facie evidence of the information set forth therein. This covenant shall survive the termination of this Agreement.

     5.7 Indemnity. The Partnership shall indemnify and hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a)(i) default by the Partnership in payment of the principal amount of or interest on any Eurodollar Loans of such Bank, (ii) default by the Partnership in converting or continuing Term Loans as Eurodollar Loans after the Partnership has given a notice in accordance with subsection 3.3(a), 3.3(b) or 3.3(c) or (iii) optional or mandatory prepayment of a Eurodollar Loan on a day which is not the last day of an Interest Period with respect thereto, in each case including, but not limited to, costs or expenses incurred or which such Bank may sustain by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Bank's Eurodollar Loans to the Partnership.

     5.8 Capital Adequacy. In the event that any Bank shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by any amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank, the Partnership shall pay to such Bank such additional amount or amounts as are sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank reasonably determines such reduction in its rate of return to be allocable to its Term Loan. A certificate as to such amount or amounts submitted to the Partnership by any Bank shall constitute prima facie evidence of the information set forth therein.

     5.9 Payment of Additional Amounts. (a) Any additional amounts payable under subsection 5.5, 5.6, 5.7 or 5.8 to any Bank shall, for purposes of Section 4 hereof, be deemed interest on the Term Loan of such Bank.

          (b) If any Bank shall claim additional amounts pursuant to subsection 5.5, 5.6, 5.7 or 5.8, it shall use its best efforts (consistent with its internal policies and legal and regulatory restrictions) to change the jurisdiction of its lending office if such change would eliminate the amount of any such additional amounts which may thereafter accrue; provided that no such change shall be made, if in the reasonable judgment of such Bank, such change would be disadvantageous to it.

     SECTION 6. REPRESENTATIONS AND WARRANTIES

     6.1 Representations and Warranties of the Partnership. In order to induce the Banks and the Agent to enter into this Agreement, the Partnership represents and warrants to the Agent that:

          (a) Partnership Existence; Compliance with Law. The Partnership is a Texas limited partnership duly existing pursuant to the TRLPA and has the power to carry on the business in which it is engaged and proposes to engage as outlined in the Partnership Agreement. The foregoing business of the Partnership lawfully may be carried on by the Partners in partnership. AHC, as General Partner under the Partnership Agreement, is empowered to execute this Agreement, the Term Notes, the Security Documents, the Assumption Agreement and each other Restructuring Document to which the Partnership is a party on behalf of the Partnership and thereby legally bind the Partnership. The Partnership is a "citizen of the United States" as defined in Section 2 of the Shipping Act, 1916, as amended.

          (b)   Partnership Power; Authorization.  The
     Partnership has the power, and has taken all necessary action (including, without limitation, action under the Partnership Agreement and the TRLPA), (i) to execute, deliver and perform its obligations under this Agreement, the Term Notes, the Security Documents, the Assumption Agreement and each other Restructuring Document to which it is a party, and to perform under the Mortgages and the Restructuring Documents to which it is a party, (ii) to assign, and grant to the Agent for the benefit of the Banks, a valid first security interest in, the collateral described in the Restructure Security Agreement, and (iii) to grant first preferred ship mortgages on the Vessels pursuant to the Mortgages. No consent, license, approval or authorization of, or registration or declaration with, any Person (including any Governmental Authority) is required in connection with (x) the execution and delivery of this Agreement, the Term Notes, the Security Documents, the Assumption Agreement and the other Restructuring Documents to which it is a party or (y) the performance of the Mortgages and the Restructuring Documents to which it is a party (other than those required in connection with the Mortgages and filings under the Uniform Commercial Code with respect to the collateral described in the Restructure Security Agreement) or (z) the validity or enforceability against the Partnership of the Mortgages, the Assumption Agreement and the Restructuring Documents to which it is a party, except such consents, authorizations, licenses, approvals, registrations and declarations which have been obtained or made and are in full force and effect.

          (c) No Violation. Neither the execution and delivery of this Agreement, the Term Notes, the Security

     Documents, the Assumption Agreement and each other Restructuring Document to which the Partnership is a party nor the performance thereof or of the Mortgages does or will violate any Requirement of Law or any Contractual Obligation of the Partnership and, except for the Liens under the Mortgages and the Restructure Security Agreement, will not result in the creation or imposition of any Lien on any of the assets of the Partnership.

          (d) Enforceable Obligations. This Agreement has been, and the Assumption Agreement and each other Restructuring Document to which the Partnership is a party will be, duly executed and delivered on behalf of the Partnership, and, assuming the existence and requisite power and authority of, and the due authorization, execution and delivery by each of the other parties thereto, constitutes or will constitute a legal, valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          (e) No Material Litigation. There is no action, suit, investigation or proceeding (whether or not purportedly on behalf of the Partnership) pending or, to the knowledge of the Partnership, threatened (or any basis therefor known to the Partnership) which questions the validity of this Agreement, the Term Notes, the Assumption Agreement, the Security Documents or any other Restructuring Document to which the Partnership is a party or the Mortgages, or any action taken pursuant hereto or thereto, or which, if adversely determined, could have a material adverse effect upon the financial condition, business or operations of the Partnership.

          (f) Financial Condition. (i) The audited annual report previously delivered to the Agent of the Partnership containing a balance sheet of the Partnership as of September 30, 1994 and statement of earnings, partners' equity and changes in financial position of the Partnership for such fiscal year reported on by Arthur Andersen are complete and correct and fairly present the financial position of the Partnership as at such date and the results of its operations, changes in partners' equity and changes in financial position for the period then ended, all in accordance with GAAP applied on a consistent basis. There are no material liabilities, direct, fixed or contingent, or any unusual forward or long-term commitments, of the Partnership which are not reflected therein or in the notes thereto.

               (ii) The unaudited quarterly report previously delivered to the Agent of the Partnership containing a balance sheet of the Partnership as of December 31, 1994 and statement of earnings, partners equity and changes in financial position of the Partnership for such fiscal quarter, certified by a principal financial or accounting officer of the General Partner, are complete and correct and fairly present the financial position of the Partnership as at such date and the results of its operations, changes in partners' equity and changes in financial position for the three-month period then ended (subject to normal year-end adjustments), all in accordance with GAAP applied on a consistent basis. There are no material liabilities, direct, fixed or contingent, or any unusual forward or long-term commitments, of the Partnership which are not reflected therein or in the notes thereto.

          (g) Taxes. The Partnership has filed all Federal and state income tax returns which are required to be filed, and has paid all taxes shown on said returns (except such taxes as are being contested in good faith by appropriate proceedings diligently prosecuted) and all assessments received by it to the extent that such taxes and assessments have become due.

          (h) Ownership of Property; Liens. The Partnership has good and marketable title to its properties and assets, subject to no Lien except such as are permitted under subsection 9.3.

          (i) ERISA. The Partnership is not an "employer" or a "substantial employer", as such terms are defined in Section
     3(5) and 4001(a)(2), respectively, of the Employee
     Retirement Income Security Act of 1974, in respect of any plan described in Section 4021(a) of such Act.

          (j) Mortgages. (i) When each Mortgage Amendment has been duly executed by the Partnership and delivered to the Agent and duly recorded in the office listed on Schedule 4 hereto, each of the Mortgages will constitute a fully perfected "first preferred" mortgage on such Vessel in favor of the Agent for the benefit of the Banks named therein, having the effect and with the priority provided in the Ship Mortgage Act, 1920, as amended.

               (ii)  [Intentionally Deleted]

          (k) Security Documents. The provisions of the Restructure Security Agreement are effective to create in favor of the Agent, for the benefit of the Banks, a legal, valid and enforceable Lien on all right, title and interest of the Partnership in the collateral described therein, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles; and assuming appropriately completed UCC-1 financing statements have been filed in each office listed on Schedule 5, the Restructure Security Agreement will constitute a fully perfected first Lien on all right, title and interest of the Partnership in the collateral described therein to the extent the Uniform Commercial Code is applicable thereto.

          (l) Regulation U. The Partnership is not engaged and will not engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, and no part of the loans evidenced by the Term Notes has been used for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any such margin stock or to extend credit to, or invest in, others for the purpose of purchasing or carrying any such margin stock or to reduce or retire any indebtedness incurred for any such purpose.
     If requested by the Agent, the Partnership will furnish to the Agent a statement to the foregoing effect in conformity with the requirements of Federal Reserve Form U referred to in said Registration U.

          (m) Subsidiaries; Business. Except for two inactive Subsidiaries (each of which owns assets with a fair market value of no more than $1,000), and Deep Seas Drilling Pty Ltd., an Australian company, the Partnership has no Subsidiaries and its sole business is as set forth in
     Section 2.1 of the Partnership Agreement.

          (n) No Defaults. The Partnership is not in material default in the payment or performance of any of its obligations or in the performance of any Contractual Obligation to which it is a party or by which it or any of its assets may be bound, and no Default or Event of Default hereunder has occurred and is continuing. The Partnership is not in material default under any Requirement of Law binding upon or affecting it or by which any of its assets may be bound or affected, and no such Requirement of Law materially adversely affects the ability of the Partnership to carry out its business or the ability of the Partnership to perform its obligations under this Agreement, the Term Notes, the Assumption Agreement, the Security Documents, the Mortgages and each other Restructuring Document to which it is a party.

          (o) Investment Company Act. Neither the Partnership nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

          (p) Public Utility Holding Company Act. Neither the Partnership nor any of its Subsidiaries is a "public utility company", or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (q) Full Disclosure. The Partnership does not know of any fact (other than matters of an economic nature of general applicability) which it has not disclosed to the Agent or its representatives or in connection with discussions with the Agent or its representatives regarding the transactions contemplated hereby, which materially affects adversely the business, operations or properties of the Partnership, or the ability of the Partnership to perform and discharge its obligations under the Mortgages or the Restructuring Documents to which it is a party.

          (r)  Environmental Matters.  Each of the
     representations and warranties set forth in paragraphs (i) through (v) of this subsection is true and correct with respect to each parcel of real property owned or operated by the Partnership (the "Properties"), except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct could not have a Material Adverse Effect:

            (i) The Properties do not contain, and have not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials.

           (ii) The Properties and all operations and facilities at the Properties are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination or violation of any Environmental Law which could interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof.

          (iii) Neither the Partnership nor any of its Subsidiaries has received any complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding environmental protection matters or permit compliance with regard to the Properties, nor is the Partnership aware that any Governmental Authority is contemplating delivering to the Partnership or to any of its Subsidiaries any such notice.

           (iv) Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Properties, nor have any Hazardous Materials been transferred from the Properties to any other location.

            (v) There are no governmental, administrative actions or judicial proceedings pending or contemplated under any Environmental Laws to which the Partnership or any of its Subsidiaries is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

          6.2  Representations and Warranties of the General
Partner. In order to induce the Agent and the Banks to enter into this Agreement, the General Partner by its signature below hereby represents and warrants to the Agent that:

          (a) Corporate Existence. The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) Corporate Power; Authorization. The General Partner has full power and authority to execute this Agreement and has taken all necessary corporate action to authorize its execution of this Agreement, the Term Notes, the Security Documents, the Assumption Agreement, the Purchase Agreement and each other Restructuring Document to which it is a signatory. No consent, except for those that have been obtained, of any other party (including stockholders of the General Partner) and no consent, license, approval or authorization of, or registration or declaration with, any governmental body, authority, bureau or agency is required in connection with the execution and delivery of this Agreement, the Term Notes, the Security Documents, the Assumption Agreement, the Purchase Agreement and any other Restructuring Document to which the General Partner is a signatory or with respect to the performance of any thereof or of the Mortgages, except for those that have been obtained or made.

          (c) No Violation. The execution, delivery and performance of this Agreement, the Term Notes, the Security Documents and each other Restructuring Document to which the General Partner is a signatory, and the performance of the Mortgages, will not violate any provision of any applicable law or regulation or of any writ or decree of any court or governmental instrumentality or of the Certificate of Incorporation or By-Laws of the General Partner, and will not violate any provision of or cause a default under the Partnership Agreement or any Contractual Obligation to which the General Partner is a party or which purports to be binding upon the General Partner or upon any of its assets, and will not result in the creation or imposition of any Lien on any of the assets of the General Partner.

          (d)  ERISA.  No "prohibited transaction" (as defined in
     Section 406 of the ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as defined in Section 302 of ERISA) or Reportable Event has occurred with respect to any Plan. The present value of all benefits vested under all Single Employer Plans maintained by the General Partner or a Commonly Controlled Entity (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date, which in the case of any one Plan was not earlier than January 1, 1987, exceed the value of the assets of the Plan allocable to such vested benefits. Neither the General Partner nor any Commonly Controlled Entity would become subject to any liability under ERISA if the General Partner or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date hereof. The General Partner will not, prior to the Effective Date, be an "employer" or a "substantial employer", as such terms are defined in Sections 3(5) and 4001(a)(2), respectively, of ERISA, in respect of any plan described in Section 4021(a) of ERISA.

          (e) Regulation U. The General Partner is not engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, and no part of the proceeds of any of the loans evidenced by the Term Notes have been used for the purpose, whether immediate, incidental or ultimate, of purchasing, or carrying any such margin stock or to extend credit to, or invest in, others for the purpose of purchasing or carrying any such margin stock or to reduce or retire any indebtedness incurred for any such purpose. If requested by the Agent, the General Partner will furnish to the Agent a statement to the foregoing effect in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U.

          (f)  No Lien.  The General Partner has not created a
     Lien on its interest in the Partnership.

          (g) No Defaults. The General Partner is not in material default in the payment or performance of any of its obligations or in the performance of any Contractual
     Obligation to which it is a party or by which it or any of its assets may be bound.


     SECTION 7.  CLOSING AND CONDITIONS PRECEDENT

     7.1 Closing. The closing (the "Closing") of the transactions contemplated hereby shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, commencing at 10:00 A.M., New York time, on April ____, 1995 or such other place or date as to which the Agent, the Banks and the Partnership shall agree.

     7.2 Conditions Precedent. The conditions precedent to the Closing are set forth below. Each of the parties hereto expressly acknowledges that each of the following conditions is integral to the effectiveness of the agreements of the Agent and the Banks herein and that no such agreement shall be effective until the Effective Date and that any documents or instruments delivered at the Closing by the Agent or any Bank prior to the Effective Date in connection with or in furtherance of any such agreement shall be so delivered in escrow until each of the following conditions shall have been satisfied, the Effective Date Certificate has been delivered and the Effective Date shall have occurred:

          (a) Restructuring Agreements. This Agreement shall have been duly executed and delivered by each of the parties hereto, and each of the following agreements, amendments or instruments shall have been duly executed and delivered by the respective parties thereto and shall not have been terminated and the conditions to the effectiveness of such agreements, amendments or instruments (to the extent provided therein to have occurred on or prior to the Effective Date) shall have been fulfilled:

            (i)  the Restructure Security Agreement;

           (ii)  the Mortgage Amendments;

          (iii)  the Subordination Agreement;

           (iv)  the Term Notes;

            (v)  the Trust Indenture;

           (vi)  the Letter Agreement;

          (vii)  the Intercreditor Agreement;

         (viii)  the Assumption Agreement;

           (ix)  the Purchase Agreement; and

            (x)  the Partner Mortgage Amendments.

          (b) Resolutions. The Agent shall have received resolutions, certified by the Secretary, Assistant Secretary or general partner, as the case may be, of each of the following corporations or limited partnerships, of the Board of Directors or partners (general and limited), as the case may be, of each of the following corporations or limited partnerships as to the following matters:

               (i)   of the Partnership authorizing the
          execution, delivery and performance of the Assumption
          Agreement, the Restructuring Documents and the Partnership Documents, in each case, to which it is a party;

              (ii)   of each of the Partners authorizing the
          execution, delivery and performance of the Assumption
          Agreement, the Partnership Documents and the Restructuring Documents, in each case, to which it is a party; and

             (iii)   of Atwood authorizing the execution,
          delivery and performance of the Assumption Agreement, the Purchase Agreement, the Management Agreements, and the other Restructuring Documents to which it is a party.

              (iv)   [Intentionally Omitted]

          (c) Incumbency Certificates. The Agent shall have received a certificate of the Secretary or general partner, as the case may be, of each of the Partnership, each Partner and Atwood dated the Effective Date, and certifying as to the incumbency and signature of each officer of such corporation authorized to sign the documents and agreements to which such corporation or limited partnership is a party (and each instrument referred to in such documents and agreements), together with evidence of the incumbency and signature of such Secretary or the person signing on behalf of such general partner, as the case may be.

          (d) Partnership Documents. (i) The Agent shall have received a copy of each of the Partnership Documents (other than the Certificate of Limited Partnership of the Partnership), duly executed by each of the parties thereto, and each such Partnership Document shall (x) be in form and substance satisfactory to the Agent and (y) be certified to be complete and correct on and as of the Effective Date by the Vice President of the General Partner.

               (ii) The Agent shall have received copies of the Certificate of Limited Partnership of the Partnership, together with all exhibits, attachments, schedules and supplements thereto and certified by the Secretary of State of the State of Texas.

          (e)  Term Notes.  Each Bank shall maintain the original
     Term Note, in its favor dated November 12, 1992 and duly executed on behalf of the Partnership.

          (f) Financing Statements. Any documents (including, without limitation, financing statements) required to be filed under any of the Security Documents in order to create, in favor of the Agent, a perfected Lien on property with respect to which a Lien may be perfected by a filing under the Uniform Commercial Code shall have been executed and delivered to the Agent.

          (g)  Vessel Documents.  The Agent shall have received:

               (A)   an original of each Mortgage Amendment,
          executed and acknowledged by the Partnership;

               (B) certified copies of the abstracts of title of the Eagle Vessel and the Hunter Vessel dated prior to the Effective Date (the date of which shall be acceptable to the Agent), indicating that each such Vessel is owned by the Partnership free and clear of all mortgages or other encumbrances other than as permitted by the Existing Hunter Mortgage and the Existing Eagle Mortgage; and

               (C) an original of the Trust Indenture, executed by the Partnership.

              (ii)   [Intentionally Omitted]

          (h) Consents. The Agent shall have received true copies (in each case certified as to authenticity by the General Partner of the Partnership) of all documents and instruments, including all consents, authorizations and filings, required or advisable under any Requirement of Law or by any Contractual Obligation of the Partnership, its Partners and Atwood in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the other Restructuring Documents, the Partnership Documents or the transactions contemplated hereby or thereby, and the performance, validity and enforceability of the Mortgages, and all such documents, instruments, consents, authorizations and filings shall be satisfactory in form and substance to the Agent and be in full force and effect.

          (i) Evidence of Insurance. The Agent shall have received evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 8.4 has been obtained and that such insurance policies shall comply with the provisions of subsection 8.4.

          (j) Legal Opinions. The Agent shall have received the following legal opinions, each dated the Effective Date:

               (i) an opinion of Griggs & Harrison, special counsel to the Partnership, substantially in the form of Exhibit E-1;

              (ii) an opinion of Griggs & Harrison, counsel to Atwood, AHC, AODC and EOI, substantially in the form of Exhibit E-2.

             (iii)   [Intentionally Omitted]

          (k)  Representations and Warranties.  The
     representations and warranties contained in Section 6 and in each of the other Restructuring Documents shall be true and correct as of the Effective Date as if made on such date.

          (l) No Default. No event shall have occurred as of the Effective Date, or would result from the transactions contemplated to occur on the Effective Date, which constitutes a Default or Event of Default, assuming for purposes of this subsection 7.2(l) that the Effective Date has occurred.

          (m) Payment of Outstanding Amounts and Interest. The Partnership shall have paid (i) any amount in respect of which it received at least one Business Day prior to the Effective Date a request to pay such amount in accordance with subsection 13.5 of the Existing Credit Agreement,
     (ii) the principal and interest payment due on March 31, 1995 and the amount thereof otherwise payable to Atwood on account of its Existing Term Note shall have been paid to each Bank, pro rata, and (iii) the $225,000 fee referred to in that certain letter from the Agent dated March 27, 1995.

          (n) Management Agreements. The Agent shall have received a copy of the Management Agreements duly executed by Atwood and the Partnership.

          (o) Financial Information. The Agent shall have received each of the financial statements referred to in subsection 6.1(f), which statements substantially conform to the requirements of such subsection and shall be in form and substance satisfactory to the Agent.

          (p) Terminated Documents. The Agent shall have received evidence satisfactory to it that the Terminated
     Documents have been terminated and that such documents are of no further force and effect.

          (q) Partnership Account Setoff Letter. The Agent shall have received a counterpart of the Partnership Account
     Setoff Letter acknowledged by the Partnership.

          (r) Additional Matters. All other documents that the Agent may reasonably request in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Agent and its counsel.

     7.3  [Intentionally Omitted]

     SECTION 8.  AFFIRMATIVE COVENANTS

     So long as the Term Loans remain outstanding and unpaid or any other amount is owing to the Agent or any Bank hereunder or under the other Restructuring Documents or the Mortgages, the Partnership shall:

     8.1  Financial Statements and Certificates.  Furnish to the
Agent:

          (a) as soon as available, but in any event no later than January 31 of each year, the annual audit report of the Partnership containing a balance sheet of the Partnership as at the end of the immediately preceding fiscal year and statements of earnings, partners' equity and changes in financial position of the Partnership for such fiscal year, setting forth in each case in comparative form the figures for the previous year, reported on without qualification arising out of the scope of the audit by Arthur Andersen or other independent certified public accountants of recognized standing selected by the Partnership;

          (b) within 60 days after the end of each Fiscal Quarter of the Partnership, the unaudited balance sheet of the Partnership as at the end of such quarterly period and statements of earnings, partners' equity and changes in financial position of the Partnership for such quarter and for the portion of the fiscal year then ended, certified by a principal financial or accounting officer of the General Partner; and

          (c) promptly, such additional financial and other information as the Agent may from time to time reasonably request;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officer, as the case may be, and disclosed therein).

     8.2  Certificates; Other Information.  Furnish to the Agent:

          (a) concurrently with the delivery of the financial statements referred to in subsection 8.1(a) above, a certificate of the independent public accountants reporting on such statements, stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default except as specifically indicated;

          (b) concurrently with the delivery of the financial statements referred to in subsections 8.1(a), (b) and (c) above, a certificate of one of the principal financial officers of the General Partner stating that to the best of his knowledge the Partnership has observed and performed each and every covenant and agreement of the Partnership contained in the Restructuring Documents and the Mortgages and that no Event of Default or Default has occurred during the period covered by such financial statements or is then in existence, except as specifically indicated;

          (c) not later than the 30th day after the end of each Fiscal Quarter a certificate of one of the principal financial officers of the General Partner setting forth the Excess Cash calculations and distributions pursuant to subsection 4.2(a); such certificates to be in a form acceptable to the Agent completed;

          (d) as soon as available, but in any event not later than thirty (30) days after the end of each calendar month
     (i) a report of the operating status of each Vessel during such month, showing, among other things, the location of the Vessel, the day rate, if any, applicable thereto, the operator, if any, thereof and, if applicable, the stacking costs therefor, (ii) a report of the cash flow for each Vessel for such month and for the portion of the Fiscal Year then ended and (iii) a cash management report with respect to all amounts on deposit in the Partnership Account and all other bank accounts of the Partnership;

          (e) as soon as available, but in any event in accordance with the provisions of the Partnership Agreement, a copy of the Vessel utilization and day rate forecast for the next succeeding 6 months;

          (f) a copy of the Partnership's capital budget and an operating budget;

          (g) promptly, copies of the amendments, modifications and waivers permitted under subsection 9.13; and

          (h) within ten (10) Business Days after the same are executed, a copy of each Drilling Contract having a continuous term of one year or greater (without giving effect to any options).

     8.3 Conduct of Business and Maintenance of Existence and Property. Maintain all properties necessary in its business in good working order and condition; continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its partnership status and take all reasonable action to maintain all rights, privileges, licenses, permits and franchises necessary in the normal conduct of its business; unless otherwise ordered by a court of competent jurisdiction, comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

     8.4 Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability insurance as has heretofore been maintained by the Partnership) as it is deemed prudent; (b) furnish to the Agent, upon written request, full information as to the insurance carried; and (c) at all times cause each Vessel to be insured to the extent required by
Section 12 of the applicable Mortgage.  All such insurance shall
(i) contain a loss payable clause in favor of the Agent as its interest may appear, (ii) except with respect to war-risk insurance maintained by the Partnership, provide that no cancellation, reduction in amount or change of coverage thereof shall be effective until at least ten (10) days after receipt by the Agent of written notice thereof, (iii) name the Agent on behalf of the Banks as insured, but without liability for premiums, calls or assessments and (iv) contain a breach of warranty clause satisfactory to the Agent.

     8.5  Inspection of Property; Books and Records; Discussions.
  (a) Keep proper books of records and account in which full, true and correct entries in conformity, in all material respects, with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and, upon reasonable prior notice, and at the risk and expense of each Bank, permit representatives of such Bank to visit and inspect any of its properties and examine and make abstracts from and photocopies of any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Partnership with the principal officers of the Partnership, with its independent certified public accountants and with its financial advisers.

          (b) Permit any independent review of the operations and corporate overhead of the Partnership that may be requested by the Agent and pay the cost of such review; provided, however, that (i) such a review shall not occur more than one time in any twelve-month period commencing after the Effective Date and (ii) the Partnership shall not be obligated to pay more than $10,000 in respect of any such review.

          (c) At the request of the Agent, promptly obtain at the expense of the Partnership an appraisal of one or both of the Vessels by an appraisal firm selected by the Agent; provided, however, that the Partnership shall only be obligated to pay for one appraisal per fiscal year per Vessel; provided further, that the Partnership's obligations under this subsection to pay for appraisals shall not exceed $35,000 per fiscal year per Vessel. The Agent's right to require the Partnership to obtain an appraisal of one or both of the Vessels shall be independent of any appraisal rights provided Partners under the Partnership Documents.

     8.6  Notices.  Promptly give written notice to the Agent of:

          (a)  the occurrence of any Default or Event of Default;


          (b) the occurrence of any default or event of default under any Contractual Obligation of the Partnership;

          (c) the occurrence of any damage to any Vessel in an amount exceeding $250,000;

          (d) any litigation, investigation or proceedings affecting the Partnership or any Vessel or any of the other assets of the Partnership which, if adversely determined, might have a Material Adverse Effect;

          (e) any dispute between the Partnership and any Governmental Authority or other party which might materially and adversely affect the normal business operations of the Partnership;

          (f) any material dispute or proceeding between or among any of the parties to the Partnership Agreement, any Drilling Contract or the Management Agreements or with any governmental agency if the same may materially adversely affect this Agreement or any other Restructuring Document, any Vessel, or the insurance on any Vessel; and

          (g) any material adverse change in the business, operations, property or financial or other condition of the Partnership not otherwise identified in a report, financial statement or other writing delivered to the Agent.

     Each notice pursuant to this subsection 8.6 shall be accompanied by a statement of the Partnership signed by a principal officer of the General Partner setting forth details of the occurrence referred to therein and stating what action the Partnership proposes to take with respect thereto.

     8.7 Further Documents and Steps. The Partnership covenants and agrees that it will (i) at any time or from time to time, upon the written request of the Agent, execute and deliver, or use its best efforts to cause to be executed and delivered, such further documents including, without limitation, any additional consents by interested parties to the granting of the Liens for which the Security Documents and the Mortgages provide, and (ii) upon written request of the Agent, take such other steps, including, without limitation, filing, registering, recording, refiling, and re-recording any and all such documents as shall be in the opinion of the Agent necessary or desirable to obtain the full benefits of, and to perfect and protect the Liens created by the Security Documents and the Mortgages (except that, in no event shall the Partnership be required prior to the occurrence of an Event of Default, to obtain the consent of any obligor under any Drilling Contract to the granting of a Lien thereon to the Agent), in order to create, preserve and protect the Liens granted to the Agent under the Security Documents and the Mortgages.

     8.8 Indemnification. (a) The Partnership assumes liability for and agrees to pay, indemnify, protect, save and keep harmless the Agent and its directors, officers, employees and agents, successors and assigns from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses, including legal expense, of whatsoever kind and nature, imposed on, incurred by or asserted against the Agent, its directors, officers, employees, agents, successors or assigns, in any way relating to or arising out of the operation, charter, condition, sale, return or other disposition of the Vessels or any part thereof, including, without limitation, latent and other defects, whether or not discovered or discoverable by the Partnership or any other Person, claims for patent, trademark or copyright infringement, tort or damage claims of any kind and claims or penalties arising from any violation of the laws of any country or political subdivision thereof.

          (b) Notwithstanding any other exception provided for in this Agreement, the Partnership shall also pay when due, and the Partnership shall indemnify and hold the Agent and each Bank harmless from and against, all fees, taxes (whether sale, use, excise, personal property, income, gross receipts or other taxes), assessments and other governmental charges of whatever kind or character and however designated (together with any penalties, fines or interest thereon), upon or with respect to the Vessels, or upon or with respect to the purchase, ownership, delivery, possession, use, lease, charter, operation, return, sale or other disposition of the Vessels or the receipts or earnings arising therefrom except to the extent that the Partnership is in good faith contesting any such fee, tax, assessment or other charge and is, in accordance with GAAP, maintaining appropriate reserves for the accrual of any of the same; provided, that, if failure to pay timely any such fee, tax, assessment or other charge could result in the creation of a Lien on either Vessel, the Partnership shall first give the Agent, for the benefit of the Banks, such security as the Agent deems necessary to protect its interests hereunder.

          (c) The obligations contained in this subsection 8.8 shall continue in full force and effect notwithstanding the payment in full of all amounts owing to the Agent and the Banks hereunder or the termination of this Agreement for any reason whatsoever.

     8.9 Maintenance of Vessels. The Partnership will maintain each Vessel in such condition as will entitle such Vessel to the highest classification and rating for vessels of the same age and type of the American Bureau of Shipping, or such other classification society of like standing which shall accept such Vessel for classification purposes.

     8.10 Discharge of Obligations and Liabilities. The Partnership shall pay and discharge, at or before maturity, all its obligations and liabilities, including, without limitation, Cash Operating Expenses and tax liabilities, except where the same may be contested in good faith, and maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same. For purposes hereof, payment of trade accounts payable at or before maturity shall mean payment thereof in accordance with the customary practice of the obligor thereon.

     8.11 Additional Qualified Accounts. (a) On or before the date on which the Partnership shall deposit funds in any new domestic account, the Partnership shall deliver to the Agent a Security Agreement Supplement, appropriately completed and duly executed by the Partnership;

          (b) as promptly as practicable, but in any event within seven days after depositing funds in any new Foreign
     Operating Account, the Partnership shall deliver to the Agent a Security Agreement Supplement, appropriately completed and duly executed by the Partnership; and

          (c)  The Partnership shall either (x) obtain a Transfer
     Notice in favor of the Banks with respect to the Partnership
     Account substantially in the form of Exhibit B to the Restructure Security Agreement or (y) maintain the
     Partnership Account at one of the Banks.

     8.12 Drilling Contracts. Execute all Drilling Contracts, or cause all Drilling Contracts to be executed, in the name of the Partnership or an agent on behalf of the Partnership.

     8.13 Environmental Laws.  The Partnership shall:

          (a) comply with, and insure compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain, and insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so could not have a Material Adverse Effect;

          (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not have a Material Adverse Effect; and

          (c) defend, indemnify and hold harmless the Agent and the Banks, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the real property owned or operated by the Partnership, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.

     SECTION 9.  NEGATIVE COVENANTS

     So long as the Term Loans remain outstanding and unpaid or any other amount is owing to the Agent or the Banks hereunder or under the other Restructuring Documents or the Mortgages, the Partnership shall not:

     9.1  Gross Overhead; Accounts; Subsidiaries.

          (a)  Accrue or make any payments in respect of Gross
     Overhead.

          (b) At any time, maintain any cash or Cash Equivalents in any accounts other than (i) the Partnership Account, (ii) the Qualified Accounts, (iii) up to two other domestic bank accounts in which the aggregate amount on deposit shall not exceed $20,000 and (iv) Foreign Operating Accounts; provided that, the Partnership shall in good faith attempt to promptly obtain and deliver to the Agent Transfer Notices for each Foreign Operating Account, unless such Foreign Operating Account is maintained at one of the Banks, in which case no Transfer Notice shall be required with respect to such Account; provided further, that the Partnership shall not permit the aggregate amount of funds on deposit in Foreign Operating Accounts for which no Transfer Notices have been obtained and delivered to the Agent and which are not maintained at one of the Banks to exceed $1,000,000 in the aggregate for any five (5) consecutive Business Days.

          (c) Permit any Subsidiary in existence on the Effective Date (other than Deep Seas Drilling Pty Ltd.) to conduct any business or engage in any transaction (except a liquidation or dissolution) or own or possess property or assets having an aggregate fair market value in excess of $1,000.

          (d) Transfer funds to or maintain funds in any Foreign Operating Account other than as may be reasonably necessary to provide necessary working capital for operations in the jurisdiction where such Foreign Operating Account is being maintained.

     9.2 Limitation on Indebtedness. Create, incur or assume after the Effective Date any Indebtedness, except:

          (a)  Indebtedness constituting the Term Loans;

          (b) Indebtedness constituting trade accounts payable incurred in the ordinary course of business; and

          (c) Indebtedness of the Partnership to Atwood (i) evidenced by a Partnership Advance Note or (ii) for Temporary Working Capital Loans in an aggregate maximum outstanding amount at any one time of $2,000,000; provided that any such Indebtedness of the Partnership shall be subordinated to the repayment of the Term Loans pursuant to the Subordination Agreement.

     9.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not due or due but not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Partnership in conformity with GAAP;

          (b)  carriers', warehousemen's, mechanics',
     materialmen's, repairmen's, or other like Liens arising in the ordinary course of business and not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and other nonconsensual Liens arising in the ordinary course of business and removed within 30 days of attachment or which are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Partnership;

          (f)  the Liens created or permitted by the Security
     Documents and the Mortgages; and

          (g)  [Intentionally Omitted]

          (h)  Liens in favor of Atwood created by the Atwood
     Security Documents.

     9.4 Limitation on Contingent Obligations. Create, incur or assume any Contingent Obligation, except Contingent Obligations incurred in the ordinary course of the Partnership's business (including, but not limited to, obligations incurred under Article 7 of the Partnership Agreement and obligations incurred in connection with subsection 9.3(d)).

     9.5 Limitations on Fundamental Changes. Enter into any transaction of acquisition or merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or engage in any business or activity other than as contemplated by Section 2.1 of the Partnership Agreement.

     9.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of, any of its property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired except:

          (a) the Partnership may lease, as lessor, the Vessels pursuant to Acceptable Drilling Contracts;

          (b) the Partnership may lease, as lessee, any personal property in the ordinary course of business and for a term not exceeding 5 years;

          (c) subject to subsection 9.1(a), the Partnership may lease, as lessee, its principal office from Atwood provided that in accordance with subsection 9.11, such lease is on fair and reasonable terms no less favorable to the Partnership than it would obtain in a comparable arm's-length transaction with an unaffiliated Person; and

          (d) in any Fiscal Year, the Partnership may sell, in the ordinary course of its business, assets of the Partnership for an aggregate consideration of not more than $100,000 in the aggregate for such Fiscal Year; provided that, each such sale is an arms-length transaction for a purchase price of not less than the fair market value of the asset being sold, and such sale is to a Person that is not an Affiliate of the Partnership or of any Partner.

     9.7 Limitation on Distributions. Make any distribution of its assets to the Partners or any Affiliate of the Partners

(whether in the form of a loan, advance or otherwise) or repay any capital contributions of the Partners except that

          (a) the Partnership may make payments of the Management Fee to Atwood from time to time as described in
     Article 7 of the Partnership Agreement; provided that such payments may not be in cash and instead may only be evidenced by an increase in a Partnership Advance Note;

          (b)  the Partnership may repay any Temporary Working
     Capital Loans in accordance with Section 4 hereof and with the Subordination Agreement; and

          (c) the Partnership may make such other payments to Atwood as are contemplated by subsection 4.2.

     9.8 Limitation on Capital Expenditures. Make (by way of the acquisition of securities of a Person or otherwise) any expenditures in respect of the purchase or other acquisition of fixed or capital assets except (i) any capital expenditure representing the reinvestment of insurance proceeds in assets similar to those in respect of which the Partnership or any Subsidiary has received such proceeds, provided, that such proceeds are so reinvested as soon as practicable after receipt thereof, (ii) capital expenditures representing the replacement of drill pipe for the Vessels in an aggregate amount not to exceed $1,000,000 in any three of the Partnership's Fiscal Years and (iii) other capital expenditures in an aggregate amount not to exceed $1,200,000 in any of the Partnership's Fiscal Years.

     9.9 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person except:

          (a) extensions of trade credit in the ordinary course of business;

          (b)  investments in Cash Equivalents; and

          (c) advances, loans or extensions of credit permitted by Section 9.7(b) hereof.

     9.10 Limitations on Optional Payments of Indebtedness. Make any optional payment, prepayment or redemption of the principal of any Indebtedness except any such payment or prepayment of the Term Loans and except for the prepayment of trade accounts payable during each calendar year in an aggregate amount which is not, when compared to the total trade accounts payable for such year, material.

     9.11 Transactions with Affiliates. Enter into or suffer to exist any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service (but excluding the Management Agreement, the Funding Agreement and the other Partnership Documents), with any Affiliate of the Partnership or of any Partner unless such transactions are otherwise permitted under this Agreement or are in the ordinary course of the Partnership's business and are upon fair and reasonable terms no less favorable to the Partnership than it would obtain in a comparable arm's length transaction with a Person not so related to the Partnership.

     9.12 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by the Partnership of real or personal property which has been or is to be sold or transferred by the Partnership to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Partnership or such Subsidiary.

     9.13 Modification of Certain Agreements. Amend, modify or waive any of the provisions of (x) the Assumption Agreement or the Purchase Agreement or (y) the Funding Agreement, the Management Agreement, or any other Partnership Document, including, without limitation, changing the identity of the general partner of the Partnership, if such amendment, modification or waiver would (i) relieve any Partner or Atwood of any required payment or contribution to the Partnership,
(ii) increase any required payment or distribution from the Partnership to any Partner or Atwood, (iii) result in a default under any Security Document, (iv) result in the failure of the Partnership to perform its obligations under the Restructuring Documents, the Mortgages or the Partnership Documents, in each case to which it is a party or (v) have a material adverse effect on (x) the business, operations, assets, financial or other condition of the Partnership, or (y) the ability of the Partnership to perform its obligations under the Restructuring Documents, the Mortgages or the Partnership Documents, in each case to which it is a party or (z) the rights, powers and privileges of the Agent, the Trustee or any Bank under the Restructuring Documents and the Mortgages.

     9.14 Treatment of Property, Business and Assets. Other than in the ordinary course of business as conducted over a period of time, cause or permit any of the property, business or assets of the Partnership to be operated in any manner contrary to any material Requirement of Law, or abandon any of such property, business or assets.

     SECTION 10.  EVENTS OF DEFAULT

     10.1 Events of Default. The occurrence and continuance of the following shall constitute Events of Default:

          (a) The Partnership shall fail to pay (i) any principal of the Term Loans when due in accordance with the terms hereof or (ii) any other amount payable hereunder (including interest on the Term Loans), within five (5) days after any such amount becomes due and payable in accordance with the terms hereof; or

          (b) Any representation or warranty made or deemed made by the Partnership or any Partner in this Agreement or in any other Restructuring Document or the Mortgages or in any certificate, financial or other statement furnished by the Partnership pursuant hereto or thereto shall prove to have been incorrect in any material respect on or as of the date made or deemed made and the Agent or any Bank shall have been adversely affected by such incorrect representation or warranty; or

          (c) The Partnership shall default in the observance or performance of any of the covenants or agreements contained in subsection 8.4, or in Section 9, or default in any material respect in the observance or performance of any of the covenants or agreements in any Drilling Contract (after giving effect to any grace period provided by such Drilling Contract) or any party to any of the Security Documents or the Mortgages shall fail to perform the provision of any of the Security Documents or the Mortgages, as the case may be; or

          (d) The Partnership shall default in the observance or performance of any other agreement contained in this Agreement, and such default shall continue unremedied for a period of 30 days; or

          (e) (i) The Partnership shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Partnership shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Partnership any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against the Partnership any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or (iv) the Partnership shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Partnership shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (f) One or more judgments or decrees shall be entered by a court of competent jurisdiction against the Partnership involving in the aggregate a liability (not paid or fully covered by insurance) of $1,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

          (g) (i) The Mortgages, any of the Restructuring Documents or the Partnership Agreement shall cease, in any case, to be in full force and effect; (ii) any party to such documents (excluding the Agent or the Banks) shall seek to disaffirm its obligations thereunder; (iii) Atwood or any Partner shall fail to perform the provisions of the Partnership Agreement, or the Funding Agreement and such failure (w) would relieve any Partner or Atwood of any required payment or contribution to the Partnership,
     (x) would increase any required payment or distribution from the Partnership to any Partner or Atwood, (y) would result in a default under any Security Document or Mortgage or (z) adversely affects the ability of the Partnership to perform its obligations under the Restructuring Documents or the Mortgages to which it is a party and remains unremedied for a period of 15 days; or (iv) Atwood shall cease to be the operator of either Vessel or AHC shall cease to be the General Partner; or

          (h) The Partnership shall (i) default in the payment when due of more than $500,000 principal amount of any Indebtedness (other than the Term Notes) referred to in clauses (a) and (b) of the definition thereof and the passage of any grace periods, or (ii) default in the performance or observance of any other term, condition or agreement contained in any such obligation referred to in clause (i) immediately above or in any agreement relating thereto if the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity; or

          (i) Any Vessel or all or any substantial part of the property of the Partnership as a whole shall be condemned, seized or otherwise appropriated, or custody or control of such property shall be assumed by any Government Authority and shall be retained for a period of 30 days or more; provided, however, that if the taken property is covered by valid insurance against such taking in an amount sufficient to pay all principal, interest and fees owing to the Banks under this Agreement, such occurrence will not constitute an

     Event of Default; provided, however, nothing herein shall supersede the requirements of Section 10.1(a); or

          (j) An event of default shall occur and be continuing under any of the Security Documents or the Mortgages; or

          (k) Any event or condition shall occur which causes the liquidation or dissolution of the Partnership; or

          (l) The Partnership shall not deposit in the Partnership Account on or before the Fifth Business Day following each Fiscal Quarter, an amount, if any, which assuming such amount, if any, had been so deposited on the last day of such Fiscal Quarter, would cause the amounts on deposit therein or credited thereto to equal at least $2,000,000; or

          (m)  (i) The Partnership shall engage in any
     "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through
     (v) above, such event or condition, together with all other such events or conditions, if any, could subject the Partnership to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Partnership.

          (n) The Agent shall not have received within seven (7) Business Days of the Effective Date (i) an original of each Mortgage Amendment bearing evidence of recordation by the relevant U.S. Coast Guard Vessel Documentation Office,
     (ii) certified copies of the abstracts of title of the Vessels, indicating that each such Vessel is owned by the Partnership free and clear of all mortgages or other encumbrances other than the relevant Amended Mortgage and the Partner Mortgages.


     SECTION 11.  REMEDIES

     11.1 Remedies Upon an Event of Default. Upon the occurrence of an Event of Default then, and in any such event:

          (a) If such event is an Event of Default specified in clause (i) or (ii) of subsection 10.1(e), automatically the Term Loans (with accrued interest thereon) and all other amounts accrued and owing under this Agreement and the Term Notes shall immediately become due and payable.

          (b) If such event is any Event of Default other than an Event of Default specified in clause (i) or (ii) of subsection 10.1(e), the Agent may, upon the request of the Required Banks and by notice of default to the Partnership, declare the Term Loans (with accrued interest thereon) and all other amounts accrued and owing under this Agreement and the Term Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable.

          (c) Upon the request of the Required Banks, the Agent may immediately exercise any remedies available to the Agent under the Security Documents and the Mortgages (including, without limitation, foreclosing on the Eagle Vessel and the Hunter Vessel pursuant to the Mortgages).

     11.2 Notices. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Upon the occurrence of an Event of Default, the Agent shall use reasonable efforts to notify the Partnership and Atwood of the occurrence thereof provided, the failure to deliver such notice shall not affect the ability of the Agent to exercise any remedies provided herein, in the Security Documents and in the Mortgages.


     SECTION 12.  THE AGENT

     12.1 Appointment. Each Bank hereby irrevocably designates and appoints Chemical Bank as the Agent of such Bank under this Agreement, the Security Documents and the Mortgages and each such Bank irrevocably authorizes Chemical Bank, as the Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Restructuring Documents and the Mortgages, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The Agent shall hold all security under the Security Documents and the Mortgages for the ratable benefit of the Banks unless otherwise specifically provided in such documents.

     12.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement, the Restructuring Documents and the Mortgages by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     12.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement, the Mortgages or any other Restructuring Documents (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Partnership, Atwood, the Partners, or any Affiliate of any of the foregoing entities (collectively, the "Partnership Group")) or any officer thereof contained in this Agreement, the Mortgages or any other Restructuring Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement, the Mortgages or any other Restructuring Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Mortgages or any other Restructuring Document or for any failure of any member of the Partnership Group to perform its obligations under this Agreement, the Mortgages or any other Restructuring Document or Partnership Document. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, the Mortgages or any other Restructuring Document, or to inspect the properties, books or records of any member of the Partnership Group.

     12.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Term Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any member of the Partnership Group), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Term Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer in respect thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement, the Mortgages or any other Restructuring Document unless it shall first receive such advice or concurrence of the Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Mortgages and any other Restructuring Document in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and their successors and assigns.

     12.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Bank or a member of the Partnership Group referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be required hereunder and as may be directed by Chemical; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

     12.6 Non-Reliance on Agent and Other Lenders. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of any member of the Partnership Group, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Partnership and made its own decision to enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, the Mortgages and any other Restructuring Document, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Partnership. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any member of the Partnership Group which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     12.7 Indemnification. The Banks agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Partnership and without limiting the obligation of the

Partnership to do so) ratably according to the Pro Rata Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following any payment on the Term Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the Mortgages or any other Restructuring Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing (each payment made by a Lender pursuant to the foregoing provisions of this subsection 12.7 being hereinafter referred to as an "Indemnification Payment"); provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Term Loans and all other amounts payable hereunder.

     12.8 Agent in Its Individual Capacity. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the members of the Partnership Group as though the Agent were not the Agent hereunder. With respect to its Term Loans and Term Note, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

     12.9 Successor Agent. The Agent may resign as Agent upon 10 days' notice to the Banks. If the Agent shall resign as Agent under this Agreement, then Chemical shall appoint from among the other Banks a successor agent for the Banks which successor agent shall be approved by the Partnership, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Term Notes. After any retiring Agent's resignation hereunder as Agent, the provisions of this subsection 12.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


     SECTION 13.  MISCELLANEOUS

     13.1 Amendments and Waivers. (a) Neither this Agreement, the Mortgages, any other Restructuring Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection.

          (b) Except as set forth in subsection 13.1(c), the Agent may, and at the request of the Required Banks shall, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement, the Mortgages or the other Restructuring Documents or changing in any manner the rights of the Banks or of the Partnership hereunder or thereunder or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement, the Mortgages or the other Restructuring Documents or any Default or Event of Default and its consequences.

          (c) No amendment, modification or waiver referred to in subsection 13.1(b) shall:

               (i)(1) extend the maturity of any Term Note or any installment thereof, or (2) reduce the rate or extend the time of payment of interest thereon, or (3) reduce the principal amount of any of the foregoing, or
          (4) amend, modify or waive any provision of this subsection or (5) amend, modify or waive (i) any provision of this Agreement relating to (x) calculations of interest or (y) payments or prepayments of principal or interest (including any definitions, other than the definition of "Alternate Base Rate", relating thereto), (ii) the definitions of "Required Banks" or "Qualified Transferees", or (iii) subsections 11.1(a) or 13.6, of this Agreement or definitions used therein for purposes thereof, or (6) consent to the assignment or transfer by the Partnership of its rights and obligations under this Agreement, or (7) release the Lien of the Agent or the Trustee on any collateral granted under the Security Documents and the Mortgages or amend, modify or waive any insurance provisions contained therein, or (8) amend or modify, the definitions of "Senior Indebtedness" or "Subordinated Indebtedness", or consent to payments or offsets contrary to the terms of the Subordination Agreement or
          (9) amend, modify or waive the provisions of any Restructuring Document or Mortgage to subordinate any of the Liens created thereby in favor of the Agent or the Trustee or (10) amend, modify or waive the provisions of any Restructuring Document or Mortgage to permit the sale by the Partnership to any Person of either Vessel unless (i) the proposed cash sale price for such Vessel is no less than an amount equal to 65% of the then outstanding principal of and interest on the Term Loans and (ii) after consummation of such proposed sale, the Partnership would continue to own at least one Vessel or (11) waive compliance with any of the conditions precedent specified in subsection 7.2 (other than those specified in subsection 7.2(j), in each case without the written consent of all the Banks; or

               (ii)  amend, modify or waive any provision of
          Section 12 without the written consent of the then
          Agent.

          (d) Any such waiver and any such amendment, supplement or modification shall be binding upon the Partnership, the Banks, the Agent, all future assignees of the Term Loans and all future holders of the Term Notes and the other obligations hereunder. In the case of any waiver, the Partnership and the Banks shall be restored to their former position and rights hereunder and under the outstanding Term Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     13.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows in the case of the Partnership and the Agent and, in the case of the Banks, addressed to the addresses set forth on the signature pages hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Partnership:     Atwood Deep Seas, Ltd.
                  15835 Park Ten Place Drive
                  Houston, Texas  77084
                  Attention:  James M. Holland
                  Telecopy:  (713) 492-0345
                  Telephone Confirmation:  (713) 492-2929

The Agent:           Chemical Bank
                  270 Park Avenue
                  New York, New York  10017
                  Attention:  Charles O. Freedgood
                  Telecopy:  212-661-8396
                  Telephone Confirmation:  212-270-7730

     13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     13.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

     13.5 Payment of Expenses and Taxes. (a) The Partnership agrees (i) to pay or reimburse the Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation, execution, delivery, filing, recording, administration, modification, restatement or amendment of this Agreement, the Mortgages and each of the other Restructuring Documents and any other documents prepared in connection herewith and therewith, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the fees and disbursements of Simpson Thacher & Bartlett and Gilmartin, Poster & Shafto, counsel for the Agent), and (ii) to pay or reimburse the Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, each of the other Restructuring Documents, the Mortgages and any such other documents (including, without limitation, the fees and disbursements of Simpson Thacher & Bartlett and/or such other counsel as the Agent may select); provided, however, the parties acknowledge and agree that Philadelphia Investment Corporation of Delaware has agreed to pay the above amounts incurred in connection with the execution of this Second Amended and Restated Master Loan Restructuring Agreement and the documents executed in connection therewith, including without limitation, a fee to the Agent in the amount of $225,000.00.

          (b) The Partnership further agrees to pay, indemnify, and hold the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Mortgages, each of the other Restructuring Documents and any such other documents.

          (c) A request for payment under subsection 13.5(b) shall be accompanied by supporting documentation thereof, identifying with reasonable specificity the basis for and the amount of such costs and expenses. The agreements in this subsection 13.5 shall survive repayment of the Term Loans and all other amounts payable hereunder.

     13.6 Successors and Assigns; Participations; Purchasing
Banks.

          (a) This Agreement shall be binding upon and inure to the benefit of the Partnership, the Banks, the Agent, all future holders of the Term Notes and their respective successors and assigns, except that the Partnership may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

          (b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Term Loan owing to such Bank, any Term Note held by such Bank, or any other interest of such Bank hereunder and under the other Restructuring Documents and the Mortgages. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Term Note for all purposes under this Agreement, the other Restructuring Documents and the Mortgages, and the Partnership and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, the other Restructuring Documents and the Mortgages. The Partnership agrees that if amounts outstanding under this Agreement and the Term Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Term Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Term Note, provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Banks the proceeds thereof as provided in subsection 13.7. The Partnership also agrees that each Participant shall be entitled to the benefits of subsections 5.7, 5.8 and 13.5 with respect to its participation in the Term Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

          (c) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to any Bank or any affiliate thereof and, with the consent of the Partnership and the Agent (which in each case shall not be unreasonably withheld), to one or more additional banks or financial institutions ("Purchasing Banks") all or any part of its rights and obligations under this Agreement and the Term Notes pursuant to a Loan Transfer Supplement, substantially in the form of Exhibit I, executed by such Purchasing Bank, such transferor Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Partnership and the Agent) and delivered to the Agent for its acceptance and recording in the Register. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date determined pursuant to such Loan Transfer Supplement, (x) the Purchasing Bank thereunder shall be a party hereto and, to the extent provided in such Loan Transfer Supplement, have the rights and obligations of a Bank hereunder, and (y) the transferor Bank thereunder shall, to the extent provided in such Loan Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Loan Transfer Supplement covering all or the remaining portion of a transferor Bank's rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto). Such Loan Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank. On or prior to the Transfer Effective Date determined pursuant to such Loan Transfer Supplement, the Partnership, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Term Note a new Term Note to the order of such Purchasing Bank in an amount equal to the amount of the Term Loans to be made by it pursuant to such Loan Transfer Supplement and, if the transferor Bank has remained a Bank hereunder, new Term Notes to the order of the transferor Bank in an amount equal to the amount of the Term Loans retained by it hereunder. Such new Term Notes shall be dated the Effective Date and shall otherwise be in the form of the Term Notes replaced thereby. The Term Notes surrendered by the transferor Bank shall be returned by the Agent to the Partnership marked "cancelled".

          (d) The Agent shall maintain at its address referred to in subsection 13.2 a copy of each Loan Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks of, and principal amount of the Term Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Partnership, the Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Term Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Partnership or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a Loan Transfer Supplement executed by a transferor Bank and Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Partnership and the Agent) together with payment to the Agent of a registration and processing fee of $3,000, the Agent shall (i) promptly accept such Loan Transfer Supplement (ii) on the Transfer

     Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Partnership.

          (f) The Partnership authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning the Partnership and its affiliates which has been delivered to such Bank by or on behalf of the Partnership pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Partnership in connection with such Bank's credit evaluation of the Partnership and its affiliates prior to becoming a party to this Agreement.

          (g) If, pursuant to this subsection, any interest in this Agreement or any Term Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Agent and the Partnership) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Partnership or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Term Loans, (ii) to furnish to the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent and the Partnership) either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and
     (iii) to agree (for the benefit of the transferor Bank, the Agent and the Partnership) to provide the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent and the Partnership) a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

          (h) Nothing herein shall prohibit any Bank from pledging or assigning any Term Note to any Federal Reserve
     Bank in accordance with applicable law.

     13.7 Adjustments; Set-off. (a) If any Bank (a "benefitted Bank") shall at any time receive any payment of all or part of its Term Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (e) of Section 10.1, or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank's Term Loans, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank's Term Loan, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Partnership agrees, to the extent it may do so under applicable law, that each Bank so purchasing a portion of another Bank's Term Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

          (b)  [Intentionally Deleted]

          (c) In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without prior notice to the Partnership, any such notice being expressly waived by the Partnership to the extent permitted by applicable law, upon the occurrence of any Event of Default and acceleration of the obligations owing in connection with this Agreement, to set-off and apply against any indebtedness, whether matured or unmatured, of the Partnership to such Bank, any amount owing from such Bank to the Partnership at, or at any time after, the occurrence of such Event of Default and acceleration of the obligations owing in connection with this Agreement. Each Bank agrees promptly to notify the Partnership and the Agent after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     13.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Partnership and the Agent.

     13.9 GOVERNING LAW.  THIS AGREEMENT AND THE TERM NOTES AND
THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE
GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH,
THE LAW OF THE STATE OF NEW YORK.

     13.10 Interest. It is the intent of the Banks and the Partnership in the execution and performance of this Agreement, all matters incidental and related hereto, the other Restructuring Documents and the Mortgages or any agreement or instrument executed in connection herewith or therewith or with any Indebtedness of the Partnership to the Banks to remain in strict compliance with all laws applicable to the Banks from time to time in effect, including, without limitation, usury laws. In furtherance hereof, each Bank and the Partnership stipulate and agree that none of the terms and provisions contained in or pertaining to this Agreement or in the other Restructuring Documents, the Mortgages or any other agreement or instrument ("Other Agreement") executed in connection herewith or with any Indebtedness of the Partnership to such Bank shall be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the Maximum Rate for such Bank or maximum amount of interest permitted to be charged by such Bank under all laws in effect and applicable to the Bank. For purposes of this Agreement and the Term Note held by any Bank, "interest" shall include the aggregate of all amounts which constitute or are deemed to constitute interest under the respective laws in effect and applicable to such Bank that are contracted for, chargeable, receivable (whether received or deemed to have been received) or taken under this Agreement or such Term Note or any Other Agreement. The Partnership shall never be required to pay to any Bank unearned interest hereunder or on the Term Note held by any Bank or any Other Agreement and shall never be required to pay interest hereunder or on the Term Note held by any Bank or any Other Agreement at a rate or in an amount in excess of the Maximum Rate for such Bank or maximum amount of interest that may be lawfully charged by such Bank under any law which is in effect and applicable to such Bank, and the provisions of this paragraph shall control over all other provisions of this Agreement and the Term Notes or any Other Agreement which may be in apparent conflict herewith. If the effective rate or amount of interest which would otherwise be payable under this Agreement or the Term Note held by a Bank or any Other Agreement, or all of them, would exceed the Maximum Rate for such Bank or the maximum amount of interest such Bank or any holder of such Term Note or any Other Agreement is allowed by the relevant Applicable Law to charge, contract for, take or receive, or in the event such Bank or such holder or any Other Agreement shall charge, contract for, take or receive monies that are deemed to constitute interest which could, in the absence of this provision, increase the effective rate or amount of interest payable under this Agreement or the Term Notes or any Other Agreement, or all of them, to a rate or amount in excess of that permitted to be charged, contracted for, taken or received under the Applicable Laws then in effect with respect to such Bank, then the principal amount of the Term Note held by such Bank or the obligations of the Partnership to such Bank under this Agreement, such Term Note or any Other Agreement or the amount of interest which would otherwise be payable to or for the account of such Bank under this Agreement or the Term Note held by such Bank or any Other Agreement, or all of them, shall be reduced to the maximum amount allowed under said Applicable Laws as now or hereafter construed by the courts having jurisdiction, and all such monies so charged, contracted for, or received that are deemed to constitute interest in excess of the Maximum Rate for such Bank or maximum amount of interest permitted by the relevant Applicable Laws shall be immediately returned to or credited to the account of the Partnership upon such determination. All amounts paid or agreed to be paid in connection with the indebtedness arising pursuant to this agreement and/or evidenced by the Term Note held by any Bank which would under any Applicable Law in effect and applicable to such Bank be deemed "interest" shall, to the extent permitted by such applicable law, be amortized, prorated, allocated and spread throughout the full term of this Agreement and such Term Note, as applicable.


     13.11   Submission To Jurisdiction; Waivers.  The
Partnership hereby irrevocably and unconditionally:

             (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, the Term Notes, the other Restructuring Documents and the Mortgages to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

             (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

             (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Partnership at its address set forth in subsection 13.2 or at such other address of which the Agent shall have been notified pursuant thereto;

             (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

             (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

     13.12 No Third Party Beneficiary. Nothing herein contained shall be construed to confer upon any other party, other than the Banks or any Transferee(s), the rights of a third party beneficiary. No reference to Liens permitted in subsection

9.3 shall be deemed to constitute a recognition or acceptance by the Partnership or any Bank for the benefit of the holders of such Liens, as to the validity, subsistence or priority of such Liens.

     13.13 Severability. The invalidity of any one or more covenants, phrases, clauses, sentences or paragraphs of this Agreement shall not affect the remaining portions of this Agreement or any part hereof, and in case of any such invalidity, this Agreement shall be construed as if such invalid covenants, phrases, clauses, sentences or paragraphs had not been inserted.

     13.14 Entire Agreement. This Agreement, the Mortgages and the other Restructuring Documents constitute the entire agreement among the parties hereto and thereto as to the subject matter hereof and thereof and supersede any previous agreement, oral or written, as to such subject matter.

     13.15 Limited Liability. Notwithstanding anything contained herein to the contrary, each of the Agent and the Banks acknowledges and agrees that, except for any obligations of a Partner resulting from the breach of any agreement, covenant, representation or warranty made by such Partner in this Agreement, the Mortgages or any other Restructuring Document (other than made in such Partner's capacity as signatory for the Partnership), each Partner shall never be held personally liable on any of the obligations contained herein or in the Term Notes, it being the intention of the parties that the sole remedy of the Agent and the Banks in enforcing the liability hereunder and under the Term Notes shall be limited to the Partnership, the Vessels, the properties, assets and cash flow of the Partnership and any other collateral security therefor, and no action shall be brought to charge the Partners personally.

     13.16 Decisions By Banks. The Partnership, General Partner and each Bank understand and agree that there are no agreements, understandings, or representations by any Bank of any kind as to what such Bank will or will not do should an Event of Default occur under this Agreement. In deciding to execute and deliver this Agreement rather than pursuing other remedies and recourses available to it, each Bank has determined in its sole discretion and for its own reasons what it believes is in the best interest of such Bank at this time. Should any Event of Default hereunder occur, it is expected that each Bank would at that time similarly determine in its sole discretion and for its own reasons what action to take or not to take at that time.
Such actions may involve, to the extent permitted hereunder or by operation of law, declaration of a default, acceleration of the Term Loan, realization upon collateral, filing of a lawsuit, filing of petitions in bankruptcy, restructuring of the Term Loan, or any other actions. The Partnership understands and agrees that it is not relying upon any representation by anyone associated with or representing any Bank that such Bank will, at the time of an Event of Default, or at any other time, waive, negotiate, "come back to the table" to discuss, or take or refrain from taking any action with respect to any Event of Default or any other aspect of this Agreement. The Partnership understands that the executive management of each Bank has relied upon the truthfulness of the representations contained in this subsection 13.16 in deciding whether or not to authorize execution of this Agreement by the Bank.

     13.17 Confidential Communications and Materials. If at any time a member of the Partnership Group shall also be a Bank hereunder, the Agent and the other Banks that are not members of the Partnership Group shall be authorized and permitted to exclude any such Bank that is a member of the Partnership Group from any and all Confidential Communications and withhold from any such Bank any and all Confidential Materials. Each Bank that is a member of the Partnership Group shall be deemed to have consented that, notwithstanding any duties on or of Agent or any Bank that may be imposed by or implied under this Agreement, the Mortgages or any other Restructuring Document, such Bank may be excluded from participating in any Confidential Communications and denied any Confidential Materials. "Confidential Communications" means communications of any kind or type, between or among Agent or any of the Banks, including but not limited to written communications, telephone conversations and personal meetings, the subject of which includes any information from which the Agent or the Banks (other than any Bank that is a member of the Partnership Group) would ordinarily seek to exclude the Partnership. "Confidential Materials" means any written information or other tangible materials that Agent or the Banks (other than any Bank that is a member of the Partnership Group) would ordinarily wish to withhold from the Partnership. "Confidential Communications" and "Confidential Materials" include, but are not limited to, communications and materials respecting strategies in dealing with the Partnership, consideration of remedies and other options available to the Agent or the Banks upon any Default and an analysis of the legal and financial position of the Partnership, Agent, the Banks and/or any other Person.

     13.18 Acknowledgments. The Partnership hereby acknowledges that:

             (a)  it has been advised by counsel in the
     negotiation, execution and delivery of this Agreement and the Notes and the other Restructuring Documents;

             (b)  neither the Agent nor any Bank has any
     fiduciary relationship to the Partnership and the relationship between the Agent and the Banks, on the one hand, and the Partnership, on the other hand, is solely that of debtor and creditor; and

             (c) no joint venture exists among the Banks or among the Partnership and the Banks.

     13.19 WAIVERS OF JURY TRIAL. THE PARTNERSHIP, THE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER RESTRUCTURING DOCUMENT OR MORTGAGE AND FOR ANY COUNTERCLAIM THEREIN.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

     ATWOOD DEEP SEAS, LTD.

     By:  ATWOOD HUNTER CO.,
             General Partner

             By:
                  James M. Holland
                  Vice President
                  Address:  Same as
                            Subsection 13.2

     CHEMICAL BANK,
     as Agent and as a Bank

     By:
             Name:
             Title:
             Address:  Same as subsection
                       13.2


     TEXAS COMMERCE BANK, NATIONAL
     ASSOCIATION

     By:
             Name:
             Title:  Vice President


     Texas Commerce Bank National
     Association
     712 Main Street
     Houston, Texas  77001
     Attn.:
     Telecopy:
     Telephone Confirmation:

     COMAC PARTNERS

     By:
             Name:
             Title:
     Address:

                        TABLE OF CONTENTS

SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . -2-

1.1         Defined Terms.  . . . . . . . . . . . . . . . . . -2-
     1.2    Other Definitional Provisions . . . . . . . . .  -17-

SECTION 2.  EXISTING LIENS; INDEBTEDNESS  . . . . . . . . .  -17-
     2.1    Existing Liens  . . . . . . . . . . . . . . . .  -17-
     2.2    Existing Indebtedness . . . . . . . . . . . . .  -18-
     2.3    Existing Documents Superseded . . . . . . . . .  -18-

SECTION 3.  THE LOANS . . . . . . . . . . . . . . . . . . .  -18-
     3.1    Term Loans and Term Notes.    . . . . . . . . .  -18-
     3.2    Interest  . . . . . . . . . . . . . . . . . . .  -19-
     3.3    Conversion Options; Minimum Amount of Loans . .  -19-

SECTION 4.  PREPAYMENTS; EXCESS CASH  . . . . . . . . . . .  -20-
     4.1    Optional Prepayments  . . . . . . . . . . . . .  -20-
     4.2    Excess Cash . . . . . . . . . . . . . . . . . .  -21-
     4.3    Application . . . . . . . . . . . . . . . . . .  -22-

SECTION 5.  GENERAL PROVISIONS APPLICABLE TO THE
              RESTRUCTURED OBLIGATIONS  . . . . . . . . . .  -22-
     5.1    Loan Accounts . . . . . . . . . . . . . . . . .  -22-
     5.2    Computation of Interest and Fees  . . . . . . .  -22-
     5.3    Inability to Determine Interest Rate  . . . . .  -23-
     5.4    Pro Rata Treatment and Payments . . . . . . . .  -23-
     5.5    Illegality  . . . . . . . . . . . . . . . . . .  -23-
     5.6    Requirements of Law . . . . . . . . . . . . . .  -24-
     5.7    Indemnity . . . . . . . . . . . . . . . . . . .  -24-
     5.8    Capital Adequacy  . . . . . . . . . . . . . . .  -25-
     5.9    Payment of Additional Amounts . . . . . . . . .  -25-

SECTION 6.  REPRESENTATIONS AND WARRANTIES  . . . . . . . .  -25-
     6.1    Representations and Warranties of the
            Partnership . . . . . . . . . . . . . . . . . .  -25-
     6.2    Representations and Warranties of the General
            Partner . . . . . . . . . . . . . . . . . . . .  -30-

SECTION 7.  CLOSING AND CONDITIONS PRECEDENT  . . . . . . .  -31-
     7.1    Closing . . . . . . . . . . . . . . . . . . . .  -31-
     7.2    Conditions Precedent  . . . . . . . . . . . . .  -31-

SECTION 8.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . .  -35-
     8.1    Financial Statements and Certificates . . . . .  -35-
     8.2    Certificates; Other Information . . . . . . . .  -36-
     8.3    Conduct of Business and Maintenance of Existence
            and Property  . . . . . . . . . . . . . . . . .  -37-
     8.4    Maintenance of Insurance  . . . . . . . . . . .  -37-
     8.5    Inspection of Property; Books and Records;
            Discussions . . . . . . . . . . . . . . . . . .  -37-
     8.6    Notices . . . . . . . . . . . . . . . . . . . .  -38-
     8.7    Further Documents and Steps . . . . . . . . . .  -38-
     8.8    Indemnification . . . . . . . . . . . . . . . .  -39-

     8.9    Maintenance of Vessels  . . . . . . . . . . . .  -39-
     8.10   Discharge of Obligations and Liabilities  . . .  -39-
     8.11   Additional Qualified Accounts . . . . . . . . .  -40-
     8.12   Drilling Contracts  . . . . . . . . . . . . . .  -40-
     8.13   Environmental Laws  . . . . . . . . . . . . . .  -40-

SECTION 9.  NEGATIVE COVENANTS  . . . . . . . . . . . . . .  -41-
     9.1    Gross Overhead; Accounts; Subsidiaries  . . . .  -41-
     9.2    Limitation on Indebtedness  . . . . . . . . . .  -41-
     9.3    Limitation on Liens . . . . . . . . . . . . . .  -42-
     9.4    Limitation on Contingent Obligations  . . . . .  -42-
     9.5    Limitations on Fundamental Changes  . . . . . .  -42-
     9.6    Limitation on Sale of Assets  . . . . . . . . .  -43-
     9.7    Limitation on Distributions . . . . . . . . . .  -43-
     9.8    Limitation on Capital Expenditures  . . . . . .  -43-
     9.9    Limitation on Investments, Loans and Advances .  -44-
     9.10   Limitations on Optional Payments of
            Indebtedness  . . . . . . . . . . . . . . . . .  -44-
     9.11   Transactions with Affiliates  . . . . . . . . .  -44-
     9.12   Sale and Leaseback  . . . . . . . . . . . . . .  -44-
     9.13   Modification of Certain Agreements  . . . . . .  -44-
     9.14   Treatment of Property, Business and Assets  . .  -45-

SECTION 10. EVENTS OF DEFAULT . . . . . . . . . . . . . . .  -45-
     10.1   Events of Default . . . . . . . . . . . . . . .  -45-

SECTION 11. REMEDIES  . . . . . . . . . . . . . . . . . . .  -47-
     11.1   Remedies Upon an Event of Default . . . . . . .  -47-
     11.2   Notices . . . . . . . . . . . . . . . . . . . .  -48-

SECTION 12. THE AGENT . . . . . . . . . . . . . . . . . . .  -48-
     12.1   Appointment . . . . . . . . . . . . . . . . . .  -48-
     12.2   Delegation of Duties  . . . . . . . . . . . . .  -48-
     12.3   Exculpatory Provisions  . . . . . . . . . . . .  -49-
     12.4   Reliance by Agent . . . . . . . . . . . . . . .  -49-
     12.5   Notice of Default . . . . . . . . . . . . . . .  -49-
     12.6   Non-Reliance on Agent and Other Lenders . . . .  -50-
     12.7   Indemnification . . . . . . . . . . . . . . . .  -50-
     12.8   Agent in Its Individual Capacity  . . . . . . .  -50-
     12.9   Successor Agent . . . . . . . . . . . . . . . .  -51-

SECTION 13. MISCELLANEOUS . . . . . . . . . . . . . . . . .  -51-
     13.1   Amendments and Waivers  . . . . . . . . . . . .  -51-
     13.2   Notices . . . . . . . . . . . . . . . . . . . .  -52-
     13.3   No Waiver; Cumulative Remedies  . . . . . . . .  -53-
     13.4   Survival of Representations and Warranties  . .  -53-
     13.5   Payment of Expenses and Taxes . . . . . . . . .  -53-
     13.6   Successors and Assigns; Participations;
            Purchasing Banks. . . . . . . . . . . . . . . .  -54-
     13.7   Adjustments; Set-off  . . . . . . . . . . . . .  -56-
     13.8   Counterparts  . . . . . . . . . . . . . . . . .  -57-
     13.9   GOVERNING LAW . . . . . . . . . . . . . . . . .  -57-
     13.10  Interest  . . . . . . . . . . . . . . . . . . .  -57-
     13.11  Submission To Jurisdiction; Waivers . . . . . .  -58-
     13.12  No Third Party Beneficiary  . . . . . . . . . .  -59-

     13.13  Severability  . . . . . . . . . . . . . . . . .  -59-
     13.14  Entire Agreement  . . . . . . . . . . . . . . .  -59-
     13.15  Limited Liability . . . . . . . . . . . . . . .  -59-
     13.16  Decisions By Banks  . . . . . . . . . . . . . .  -59-
     13.17  Confidential Communications and Materials . . .  -60-
     13.18  Acknowledgments . . . . . . . . . . . . . . . .  -60-
     13.19  WAIVERS OF JURY TRIAL . . . . . . . . . . . . .  -61-

     SCHEDULES

     Schedule 1       Existing Collateral Documents
     Schedule 2       Partnership Documents
     Schedule 3       [intentionally deleted]
     Schedule 4       Mortgage Recording Offices
     Schedule 5       UCC Filing Offices
     Schedule 6       [intentionally deleted]
     Schedule 7       [intentionally deleted]
     Schedule 8       [intentionally deleted]
     Schedule 9       [intentionally deleted]
     Schedule 10    Terminated Documents
     Schedule 11    Assumed Documents

     EXHIBITS

     Exhibit A Form of Term Note
     Exhibit B Form of Second Amended and Restated Restructure
               Security Agreement
     Exhibit C-1        Form of Amendment No. 3 to First
                        Preferred Ship Mortgage in favor of the
                        Agent - Eagle
     Exhibit C-2        Form of Amendment No. 2 to First
                        Preferred Ship Mortgage in favor of the
                        Agent - Hunter
     Exhibit D [intentionally deleted]
     Exhibit E-1        Form of Opinion of Counsel to the
                        Partnership
     Exhibit E-2        Form of Opinion of Counsel to Atwood,
                        Atwood Hunter Co., Atwood Oceanics
                        Drilling Company and Eagle Oceanics, Inc.

     Exhibit E-3        [intentionally deleted]
     Exhibit F Form of Effective Date Certificate
     Exhibit G Form of Second Amended and Restated Subordination
Agreement
     Exhibit H Form of Second Amended and Restated Trust
               Indenture
     Exhibit I Form of Loan Transfer Supplement
     Exhibit J Form of 1995 Letter Agreement From Parties to the
               Funding Agreement
     Exhibit K Form of Second Amended and Restated Intercreditor
               and Subordination Agreement
     Exhibit L [intentionally deleted]
     Exhibit M [intentionally deleted]
     Exhibit N [intentionally deleted]
     Exhibit O Form of Partnership Account Setoff Letter
     Exhibit P Form of Affiliate Note
     Exhibit Q Form of Restructure Pledge Agreement
     Exhibit R [intentionally deleted]
     Exhibit S Form of Setoff Limitation Agreement
     Exhibit T [intentionally deleted]
     Exhibit U [intentionally deleted]
     Exhibit V [intentionally deleted]
     Exhibit W Form of Atwood Acknowledgment and Consent

Schedule 1 to Second Amended and Restated Master Loan
Restructuring Agreement


                  EXISTING COLLATERAL DOCUMENTS


Existing Eagle Mortgage

Existing Hunter Mortgage

Existing Restructure Security Agreement

Existing Trust Indenture

Transfer Notices (as defined in the Existing Credit Agreement)

Existing Letter Agreement

Existing Intercreditor Agreement

Existing Subordination Agreement

Unless otherwise defined herein, terms defined in the Second
Amended and Restated Master Loan Restructuring Agreement are used in this schedule as defined therein.

Schedule 2 to Second Amended and Restated Master Loan
Restructuring Agreement


                      PARTNERSHIP DOCUMENTS


1.        Funding Agreement

2.        Partnership Agreement

3.        Management Agreements

4.        Atwood Security Documents

5.        Notes (as defined in the Funding Agreement)

     As each of the above documents may be amended, supplemented or otherwise modified from time to time.

     Unless otherwise defined herein, terms defined in the Second
Amended and Restated Master Loan Restructuring Agreement are used in this Schedule as defined therein.

Schedule 3 to Second Amended and Restated Master Loan
Restructuring Agreement





                     Intentionally Left Blank

Schedule 4 to Second Amended and Restated Master Loan
Restructuring Agreement



                    MORTGAGE RECORDING OFFICES


U.S. Coast Guard
     Port of Houston, Texas

                                               Schedule 5 to Second
                                               Amended and Restated Master
                                               Loan Restructuring
                                               Agreement



                                                        UCC FILING OFFICES


          1.   Secretary of State
               State of Texas

          2    Harris County, Texas

          Schedule 6 to Second Amended and Restated Master Loan
          Restructuring Agreement




                                                    Atwood Security Documents


          Intentionally Deleted

          Schedule 7 to Second Amended and Restated Master Loan
          Restructuring Agreement




                               PICD Security Documents


          Intentionally Deleted

          Schedule 8 to Second Amended and Restated Master Loan
          Restructuring Agreement



                       Existing Atwood Affiliate Note Documents


          Intentionally Deleted

          Schedule 9 to Second Amended and Restated Master Loan
          Restructuring Agreement




                      Existing Partner Affiliate Note Documents


          Intentionally Deleted

          Schedule 10 to Second Amended and Restated Master Loan
          Restructuring Agreement





                                TERMINATED DOCUMENTS

          1. Amended and Restated Exit Agreement dated as of November 12, 1992 among Atwood, the Agent, Philadelphia Investment Corporation of Delaware ("PICD") and Philadelphia Drilling Company ("PDC")

          2. Preferred Mortgage made and dated as of November 12, 1992 by the Partnership to Atwood recorded November 13, 1992 at 11:25 a.m., in Book PM-265, I-2 covering the EAGLE

          3. Preferred Mortgage made and dated as of November 12, 1992 by the Partnership to Atwood recorded November 13, 1992 at 11:20 a.m., in Book PM-265, I-1 covering the HUNTER

          4.   CIGNA Line of Credit

          5.   Form of Atwood Pledge Agreement

          6.   Form of Atwood Falcon I, Ltd. Pledge Agreement

          7.   PICD Acknowledgement and Consent

          8. Partner Intercreditor and Subordination Agreement dated as of November 12, 1992 among PICD, Atwood, the Partnership and the Agent

          9. Partner Subordination Agreement dated as of November 13, 1992 among PICD, Atwood, the Partnership and the Agent

          10. Second Amended and Restated Arbitration Agreement entered into as of November 12, 1992 among the Partnership, AHC, Atwood Falcon I, Ltd. ("Falcon Ltd."), Atwood Falcon Co. ("AFC"), Atwood, PDC, Philadelphia Falcon Drilling
               Corporation ("PFDC") and PICD

          11. Second Amended and Restated Subordinated Remedies Agreement entered into as of November 12, 1992 by and among Atwood, AHC, AFC, PICD, PDC, PFDC, the Partnership and Falcon Ltd.

          12. Second Amended and Restated Escrow Agreement dated as of November 12, 1992 among Morgan Guaranty Trust Company of New York, Atwood, AHC, AFC, PICD, PDC, PFDC, the Partnership and Falcon Ltd.

          13. Second Amended and Restated PICD Security Agreement dated as of November 12, 1992 made by the Partnership and PICD

          14. Second Amended and Restated Ancillary Collateral Agreement dated as of November 12, 1992 by and between Atwood, PICD and the Partnership

          15. Preferred Fleet Mortgage made and dated as of April 26, 1988 by Diamond M Deep Seas, Ltd. (now known as the Partnership) to PICD recorded April 26, 1988 at 10:20 a.m., in Book PM-170, I-1

          Unless otherwise defined herein, terms defined in the Second Amended and Restated Master Loan Restructuring Agreement are used in this Schedule as defined therein.

                                               Schedule 11 to Second
                                               Amended and Restated Master
                                               Loan Restructuring
                                               Agreement




                                                        ASSUMED DOCUMENTS


        Deep Seas, Ltd. Partnership Agreement;

        Letter Agreement dated November 12, 1992 among Atwood, PICD, Deep Seas, Ltd., AHC, Seller, Atwood Falcon I, Ltd.("Falcon, Ltd.") and PFDC

        Second Amended and Restated Funding Agreement dated as of November 12, 1992 among Atwood, PICD, Deep Seas, Ltd., AHC, Seller, Falcon, Ltd., Atwood Falcon Co. and PFDC

        Amended and Restated Subordination Agreement among Atwood, PICD, Deep Seas, Ltd. and Chemical Bank, as Agent and Trustee (11/12/92)

        Letter Agreement from Parties to the Funding Agreement among Atwood, PICD, Deep Seas, Ltd., AHC, AFC, PDC, Falcon Ltd. and PFDC (11/12/92)

        Amended and Restated Intercreditor and Subordination Agreement among Chemical Bank, as Agent, PICD, Deep Seas, Ltd., Atwood, Texas Commerce Bank and FDIC; agreed to and accepted by PDC and PFDC (11/12/92)